As filed with the Securities and Exchange Commission on December 19, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________
ASCEND WELLNESS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	83-0602006
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
__________________________
44 Whippany Road, Suite 101
Morristown, NJ 07960
(646) 661-7600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
__________________________
Roman Nemchenko
Chief Financial Officer
Ascend Wellness Holdings, Inc.
44 Whippany Road, Suite 101
Suite 101
Morristown, NJ 07960
(646) 661-7600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
__________________________
Copies to:
James Guttman
Dorsey & Whitney LLP
TD Canada Trust Tower
Brookfield Place, 161 Bay Street, Suite 4310
Toronto, Ontario, Canada M5J 2S1
(416) 367-7376
__________________________
Approximate date of commencement of proposed sale to the public:
From time to time, after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered by the Registrant on this registration statement include an aggregate of $100,000,000 of unsold securities (the “Unsold Securities”) previously registered under the Registrant’s prior registration statement on Form S-3 (File No. 333-268534) filed on November 22, 2022, and declared effective on December 22, 2022 (the “Prior Registration Statement”). Pursuant to Rule 415(a)(5) under the Securities Act, the Registrant intends to continue to offer and sell the Unsold Securities under the Prior Registration Statement until the earlier of (i) the date on which this registration statement is declared effective by the Securities and Exchange Commission, and (ii) June 19, 2026, which is 180 days after the third-year anniversary of the effective date of the Prior Registration Statement (the “Expiration Date”). Until the Expiration Date, the Registrant may continue to use the Prior Registration Statement and related prospectus supplements for its offerings thereunder.
In addition, pursuant to Rule 457(p), the Registrant is applying $11,020 of previously paid filing fees from the Prior Registration Statement to offset the registration fee due with respect to the Unsold Securities.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED DECEMBER 19, 2025
PROSPECTUS
$100,000,000
Ascend Wellness Holdings, Inc.
Class A Common Stock
Preferred Stock
Warrants
Debt Securities
Subscription Rights
Units

We may offer and sell from time to time, in one or more series or issuances and on terms that we will determine at the time of the offering, any combination of the securities described in this prospectus, up to an aggregate amount of $100,000,000. We may also offer shares of Class A common stock or preferred stock upon conversion of debt securities, Class A common stock upon conversion of preferred stock, or Class A common stock, preferred stock or debt securities upon the exercise of warrants or subscription rights or units consisting of any combination of securities described in this prospectus.
We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.
These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers and agents; or directly to purchasers. The names of any underwriters, dealers or agents involved in the sale of our securities, their compensation and any over-allotment options held by them will be described in the applicable prospectus supplement. See the section titled “Plan of Distribution.”
Our Class A common stock is listed on the Canadian Securities Exchange (the “CSE”) under the symbol “AAWH.U” and quoted on the OTCQX® Best Market operated by OTC Markets Group, Inc. (the “OTCQX”) under the symbol “AAWH”. On December 18, 2025, the last reported sale price for our Class A common stock on the CSE was $0.76 per share and on the OTCQX was $0.78 per share. We will provide information in any applicable prospectus supplement regarding any listing of securities other than shares of our Class A common stock on any securities exchange or marketplace.
INVESTING IN OUR SECURITIES INVOLVES SIGNIFICANT RISKS. YOU SHOULD REVIEW CAREFULLY THE “RISK FACTORS” DESCRIBED ON PAGE 27 OF THIS PROSPECTUS, IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND IN ANY APPLICABLE PROSPECTUS SUPPLEMENT BEFORE MAKING AN INVESTMENT DECISION.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 19, 2025

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total amount of $100,000,000. We incorporate by reference into this prospectus certain information we file with the SEC, as described under “Information Incorporated by Reference.”
This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in the prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement.
The prospectus supplement to be attached to the front of this prospectus may describe, as applicable: the terms of the securities offered; the public offering price; the price paid for the securities; net proceeds; and the other specific terms related to the offering of the securities.
You should only rely on the information contained or incorporated by reference in this prospectus and any prospectus supplement or free writing prospectus relating to a particular offering. No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and any related free writing prospectus in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither this prospectus nor any prospectus supplement nor any related free writing prospectus shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.
You should read the entire prospectus and any prospectus supplement and any related free writing prospectus, as well as the documents incorporated by reference into this prospectus or any prospectus supplement or any related free writing prospectus, before making an investment decision. Neither the delivery of this prospectus or any prospectus supplement or any free writing prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement or free writing prospectus is correct as of any date subsequent to the date hereof or of such prospectus supplement or free writing prospectus, as applicable. You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY
This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated in this prospectus by reference. This summary does not contain all of the information you should consider before buying securities in this offering. You should carefully read this entire prospectus and any applicable prospectus supplement, including each of the documents incorporated herein or therein by reference, before making an investment decision. Unless the context otherwise requires, the terms “Ascend,” “Ascend Wellness Holdings Inc.,” “AWH,” “the “Company,” “we,” “us” and “our” refer to Ascend Wellness Holdings, Inc., a Delaware corporation.
Overview
Ascend Wellness Holdings, Inc. is a vertically integrated multi-state cannabis operator focused on operating in adult-use or near-term adult-use states in primarily limited license markets. Ascend’s core business is the cultivation, manufacturing and distribution of cannabis consumer packaged goods, which are sold through company-owned retail stores and to third-party licensed retail cannabis stores. The Company is a reporting issuer in the United States of America (the “United States”). The Company’s shares of Class A common stock are listed in Canada on the CSE under the symbol “AAWH.U.” and in the United States on the OTCQX Best Market (the “OTCQX”) under the symbol “AAWH.” Ascend is an emerging growth company under federal securities laws and as such Ascend is able to elect to follow scaled disclosure requirements for this filing.
The Company was founded in 2018 and has since expanded its operational footprint, primarily through acquisitions, and now has operations, licenses, or financial interests in seven U.S. geographic markets: Illinois, Maryland, Massachusetts, Michigan, New Jersey, Ohio, and Pennsylvania. As of December 18, 2025, Ascend has 46 open dispensaries, which includes 8 partner locations and of which 41 are in states which have passed legislation permitting recreational cannabis. Ascend also operates cultivation facilities in six states with approximately 258,000 square feet of canopy.
Ascend believes in bettering lives through cannabis. The mission is to improve the lives of its employees, patients, customers and the communities they serve through the use of the cannabis plant. As of December 18, 2025, AWH employs approximately 2,500 people across the cultivation, processing, retail, and corporate functions.
History of the Company
Founding and Incorporation
The Company was originally formed on May 15, 2018 as Ascend Group Partners, LLC, and changed its name to “Ascend Wellness Holdings, LLC” on September 10, 2018. On April 22, 2021, Ascend Wellness Holdings, LLC converted into a Delaware corporation and changed its name to “Ascend Wellness Holdings, Inc.” and effected a 2-for-1 reverse stock split, which is retrospectively presented for all periods in this filing and referred to as the “Conversion.” As a result of the Conversion, the members of Ascend Wellness Holdings, LLC became holders of shares of stock of Ascend Wellness Holdings, Inc.
Following the Conversion, the Company authorized 750,000,000 shares of Class A common stock with a par value of $0.001 per share, 100,000 shares of Class B common stock with a par value of $0.001 per share, and 10,000,000 shares of preferred stock with a par value of $0.001 per share. The rights of the holders of Class A common stock and Class B common stock are identical, except for voting and conversion rights. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to 1,000 votes per share and is convertible at any time into one share of Class A common stock at the option of the holder.
Initial Public Offering
On May 4, 2021, the Company completed an Initial Public Offering (“IPO”) of its Class A common stock, in which it issued and sold 10.0 million shares of Class A common stock at a price of $8.00 per share. On May 7, 2021, the underwriters exercised their over-allotment option in full and AWH issued and sold an additional 1.5 million shares of Class A common stock. AWH received total net proceeds of approximately $86.1 million after deducting underwriting discounts and commissions and certain other direct offering expenses paid by the Company. In connection with the IPO, the historical common units, Series Seed Preferred Units, Series Seed+ Preferred Units, and Real Estate Preferred Units then-outstanding automatically converted into a total of 113.3 million shares of Class A common stock and 65,000 historical common units were allocated as shares of Class B common stock. Additionally, 3.4 million shares of Class A common stock were issued for a beneficial conversion feature associated with the conversion of certain historical preferred units and the Company’s convertible notes, plus accrued interest, converted into 37.4 million shares of Class A common stock. Our Class A common stock is listed on the CSE under the ticker symbol “AAWH.U” and quoted on the OTCQX Best Market under the symbol “AAWH.”
Operations by State
The following is an overview of our cultivation and dispensary assets by state that are currently operational, as well as our expected asset base once fully built out.
Cultivation assets:
Across its cultivation assets, as of December 18, 2025, AWH has approximately 258,000 square feet of total canopy, which is defined as the square footage of flower, vegetation, and propagation tables. The Company estimates each square foot of total canopy has the power to generate approximately half a pound of cannabis per year. All of the Company’s cultivation and planned cultivation facilities are indoor, with the exception of the 58,000 square foot greenhouse in Illinois. The Company believes that indoor grow facilities allow for fine-tuned controls which help enable AWH to grow high-quality cannabis. The Company deems these as lower risk than green fielding at new sites that are not yet permitted for cultivation operations. The new cultivation plans are flexible and will ultimately depend on market conditions, local licensing, construction, and other regulatory permissions. All of our expansion plans are subject to capital allocation decisions and the evolving regulatory environment. See “Cautionary Note Regarding Forward-Looking Statements.”

State	Square Feet of Canopy	Additional Comments
Illinois	110,000	Located in Barry, Illinois, the cultivation facility also has ethane and butane-based extraction equipment and a kitchen.
Michigan	30,000	Located in Lansing, Michigan, the cultivation facility has 30,000 square feet of canopy. The Company added a kitchen in 2022.
Massachusetts	70,000
Our cultivation facility located in Athol, Massachusetts underwent a phase 2 expansion that was completed in 2022. The facility also has methane and butane-based extraction equipment. In January 2024, the Company entered into a definitive agreement, which subsequently closed in April 2025, through which the Company acquired a cultivation and a manufacturer license for use at a facility in Amesbury, MA where it has since added 19,000 square feet of canopy as well as a lab and kitchen.

New Jersey	40,000
Located in Franklin, New Jersey, the cultivation facility underwent expansion in 2023, adding 22,000 square feet of canopy, a lab and a kitchen. The cultivation facility also has ethane extraction equipment.

Ohio	2,000	Located in Monroe, OH the facility currently has 2,000 square feet of canopy.
Pennsylvania	6,000	Located in Smithfield, PA the facility currently has 6,000 square feet of canopy.

Dispensary assets:
As of December 18, 2025 AWH has 46 open and operating retail locations, which includes 8 partner locations. We have fully-financed expansion plans to achieve a target of 60 total retail locations, including partner locations. Our new store opening plans are flexible and will ultimately depend on market conditions, local licensing, construction, and other regulatory permissions. Our expansion plans remain subject to capital-allocation decisions, the, the evolving regulatory environment, and general economic factors. See “Cautionary Note Regarding Forward-Looking Statements.”

State	Open Dispensaries(1)	Owned or Pending Dispensaries and Licenses(1)	Comments(2)
Illinois	10	10
Six dispensaries in the Chicago area; two in Southern IL bordering Missouri; two near Springfield, IL. Illinois caps recreational dispensary licenses at ten stores per owner; two dispensaries are branded as outlet stores.

Maryland	4	4
One dispensary in each of Aberdeen, Crofton, Ellicott City, and Laurel were acquired in April 2023. Each location holds a dual medical and adult-use license and was rebranded and opened for adult-use in July 2023.

Massachusetts	3	3
One dispensary in downtown Boston; one in Newton; one in New Bedford. The state caps recreational dispensary licenses at three stores per owner. The New Bedford dispensary is branded as an outlet store.

Michigan	8	8	8 dispensaries throughout the state, including 1 that is branded as an outlet store.
New Jersey	3	3	One dispensary in Rochelle Park; one in Wharton; one in Fort Lee. New Jersey caps recreational dispensary licenses at three stores per owner.
Ohio	5	5	Five dispensaries throughout the state, of which two are branded as outlet stores.
Pennsylvania	5	6	One dispensary in each of Cranberry, Monaca, Scranton, Wayne, and Whitehall which are branded as outlet stores. One additional dispensary is under construction and is expected to open in 2026.
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(1)Excludes partnerships.
(2)See “Forward-Looking Statements.”

Licenses
The following chart summarizes the U.S. states in which we operate or have an investment as of December 18, 2025, along with the nature of the operations, whether such activities carried on are direct, indirect or ancillary in nature, the number of dispensary, cultivation and other licenses held by each entity, and whether such entity has any operation, cultivation, or processing facilities.

State	Entity	Adult-Use/Medical	Direct/Indirect/ Ancillary	Dispensary Licenses	Cultivation/ Processing/ Distribution Licenses	Operational Dispensaries	Operational Cultivation/ Processing Facilities
Illinois	HealthCentral LLC	AU, M	Direct	6	—	4	—
Illinois	Revolution Cannabis-Barry LLC	AU, M	Direct	—	4	—	1
Illinois	MOCA LLC	AU, M	Direct	3	—	2	—
Illinois	Chicago Alternative Health Center, LLC	AU, M	Direct	3	—	2	—
Illinois	The Homecoming Group, LLC	AU	Direct	1	—	1	—
Illinois	Inlabs III, LLC	AU	Direct	1	—	1	—
Maryland	Blu Pharms, LLC	AU, M	Direct	1	—	1	—
Maryland	Blue Mountain Care, LLC	AU, M	Direct	1	—	1	—
Maryland	Durjaya, LLC	AU, M	Direct	1	—	1	—
Maryland	Farmalogics Health and Wellness, LLC	AU, M	Direct	1	—	1	—
Massachusetts	MassGrow, LLC	AU	Direct	—	4	—	2
Massachusetts	Ascend Mass, LLC	AU	Direct	2	—	2	—
Massachusetts	Southcoast Apothecary LLC	AU	Direct	1	—	1	—
Michigan	FPAW Michigan LLC	AU, M	Direct	12	14(1)	7	1
Michigan	TJM Enterprises Services, LLC	AU	Direct	1	—	1	—
New Jersey	Ascend New Jersey LLC	AU, M	Direct	6	4	3	1
Ohio	BCCO, LLC	AU, M	Direct	1	—	1	—
Ohio	Ohio Cannabis Clinic, LLC	AU, M	Direct	1	—	1	—
Ohio	Hemma, LLC	AU, M	Direct	—	1	—	1
Ohio	Marichron Pharma, LLC	AU, M	Direct	—	1	—	1
Ohio	Ohio Patient Access, LLC	AU, M	Direct	3	—	3	—
Pennsylvania	Story of PA, LLC	M	Direct	1	1	5	1
Total				46	28	38	8
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(1)Updated to reflect the voluntary closure of stacked grow licenses. Voluntary closure of individual stacked licenses reduces plant capacity but does not otherwise affect premises approval.

Description of the Business
Overview of the Company
Ascend is a vertically integrated multi-state cannabis operator focused on adult-use or near-term adult-use cannabis states in limited license markets. The core business is the cultivation, manufacturing, and distribution of cannabis consumer packaged goods, which Ascend sells through company-owned retail stores and to third-party licensed retail cannabis stores. Ascend believes in bettering lives through cannabis. The Company’s mission is to improve the lives of its employees, patients, customers and the communities we serve through the use of the cannabis plant.
Product Offering
Ascend produces and distributes cannabis products for its wholesale partners and AWH owned retail stores. Ascend’s goal is to provide wholesale partners and retail customers with consistent access to quality cannabis products while maintaining a variety of form-factors and SKUs. Ascend currently produces multiple form factors including flower, pre-rolls, edibles, concentrates, vapes, and more. Ascend produces products and sells them to its own retail stores in Illinois, Massachusetts, New Jersey, Ohio, Pennsylvania, and Michigan and to third-party wholesale customers in Illinois, New Jersey, and Massachusetts.
Ascend’s in-house brands offer a variety of options to satisfy every potential customer’s budget and preference. Ascend’s approach to branding is to have brands that fit any consumer’s needs, filling the spectrum across the “good”, “better”, and “best” consumer categories. The Company’s in-house brands include: Common Goods, SimplyHerb, Ozone, Ozone Reserve, Royale, High Wired, and Effin’.
•Common Goods is our “value” brand that offers high value cannabis for everyday consumption. The brand currently offers flower and pre-rolls and is generally available in Illinois, Massachusetts, New Jersey, Ohio, and Pennsylvania.
•Simply Herb is a “good” brand one of Ascend’s most price-accessible products with SKUs targeted for the price conscious, value-driven buyer. It is for consumers hunting for low price points and a fun and simple brand experience. Simply Herb is currently produced and sold across all six markets where Ascend has cultivation facilities, including Illinois, Massachusetts, Michigan, New Jersey, Ohio, and Pennsylvania. The brand has sky-rocketed to the number one brand in the state of Massachusetts, according to BDSA, a provider of market intelligence for the cannabis industry, and has been a meaningful driver for the growth the Company has seen in the Massachusetts wholesale market, despite pressures within that market. Simply Herb has also become a customer favorite brand in Illinois, climbing to the top-five in this market in flower and shake/trim sales.
•Ozone is a “better” brand aimed at providing quality products to the seasoned connoisseur as well as the canna-curious. Ozone is Ascend’s core lifestyle brand for everyday consumers looking for a variety of product types and classic strains and is currently available across all six markets where Ascend has cultivation facilities. Form factors available include flower, pre-rolls, concentrates, vapes, and gummies. Prices are more expensive than SimplyHerb, but flower tetrahydrocannabinol (“THC”) ranges from 22% to 34%, which yields a higher price point. The brand is the second most popular brand in Illinois and third most popular in New Jersey, according to BDSA.
•Ozone Reserve is among the “best” offering with premier products including unique and high-potency cultivars and refined concentrates, as well as vapes. Ozone Reserve is currently produced and sold in Illinois, Ohio, New Jersey, and Pennsylvania offering flower THC ranges over 28%.
•Royale is our super premium brand with “curated fire phenos” including legacy OG strains and contemporary genetics. Royale is available in Michigan and is offered to complement the rest of the brand portfolio. Products are available in flower and pre-rolls and generally have higher-than average THC content and terpene profiles. This brand is for the cannabis aficionados searching for unique phenos with best-in-class profiles.

•High Wired is is our newest infused flower brand developed for experienced cannabis consumers, featured in flower and pre-roll forms. Made from a proprietary blend of ground premium flower, high-quality concentrate, and THCA diamonds, the brand launched in 2025 in Illinois, and following a successful debut, is now also offered in Massachusetts and New Jersey. High Wired expands our portfolio into the fast-growing infused-category and is targeted at consumers seeking potent, consistent infused cannabis products.
•Effin’ is our edibles and vape-only brand focused on delivering specific effects through unique minor cannabinoid/THC/functional ingredients combinations that are currently offered in Illinois, Massachusetts, New Jersey, and Michigan.
In addition to producing its own brands, AWH also partners with multiple premiere brands for which it cultivates and sells products targeted to different demographics.
Overview of Government Regulation
On February 8, 2018, the Canadian Securities Administrators revised their previously released Staff Notice 51-352 – Issuers with U.S. Marijuana-Related Activities (“Staff Notice 51-352”), which provides specific disclosure expectations for issuers that currently have, or are in the process of developing, cannabis related activities in the United States as permitted within a particular State’s regulatory framework. In accordance with the Staff Notice 51-532, below is a discussion of the federal and state-level U.S. regulatory regimes in those jurisdictions where we are currently directly involved, through our subsidiaries, in the cannabis industry. Our subsidiaries and licensed operators with which we have contractual relationships are directly engaged in the manufacture, possession, sale, or distribution of cannabis in the adult-use and/or medical cannabis marketplace in the states of Illinois, Massachusetts, Michigan, New Jersey, Ohio, and Pennsylvania. In accordance with Staff Notice 51-352, we evaluate, monitor, and reassess this disclosure, and any related risks, on an ongoing basis and the same will be supplemented and amended to investors in public filings, including in the event of government policy changes or the introduction of new or amended guidance, laws, or regulations regarding cannabis regulation. We intend to promptly remedy any material known occurrences of non-compliance with applicable state and local cannabis rules and regulations, and intend to publicly disclose any material non-compliance, citations, or notices of violation which may have an impact on our licenses, business activities, or operations. We regularly consult with legal counsel regarding our compliance with applicable state cannabis regulatory frameworks in Illinois, Maryland, Massachusetts, Michigan, New Jersey, Ohio, and Pennsylvania, as well as the potential risks and implications arising under U.S. federal law. We receive such guidance on an ongoing basis; however, we have not obtain, and do not rely on, any formal legal opinion regarding these matters.
The U.S. federal government regulates drugs through the Controlled Substances Act (21 U.S.C. § 811) (the “CSA”), which places controlled substances, including cannabis, in a schedule. Cannabis is classified as a Schedule I controlled substance. The CSA explicitly prohibits the manufacturing, distribution, selling and possession of cannabis and cannabis-derived products as a consequence of its Schedule I classification. Classification of substances under the CSA is determined jointly by the United States Drug Enforcement Administration (the “DEA”) and the United States Food and Drug Administration (the “FDA”). The United States Department of Justice (the “DOJ”) defines Schedule I drugs and substances as drugs with no currently accepted medical use, a high potential for abuse, and a lack of accepted safety for use under medical supervision. However, the FDA has approved Epidiolex, which contains a purified form of cannabidiol (“CBD”), a non-psychoactive cannabinoid in the cannabis plant, for the treatment of seizures associated with two epilepsy conditions. The FDA has not approved cannabis or cannabis-derived compounds as a safe and effective drug for any other condition. Moreover, under the 2018 Farm Bill or Agriculture Improvement Act of 2018, cannabis remains a Schedule I controlled substance under the CSA, with a narrow exception for hemp, which is defined as cannabis, with a THC concentration of less than 0.3% on a dry weight basis.
Unlike in Canada, where federal legislation uniformly governs the cultivation, distribution, sale, and possession of medical and adult-use cannabis under the Cannabis Act, S.C. 2018, c. 16, and the Cannabis for Medical Purposes Regulations, cannabis is largely regulated at the state level in the United States. To date, there are 39 states, plus the District of Columbia (and the territories of Guam, Puerto Rico, the U.S. Virgin Islands and the

Northern Mariana Islands), that have laws and/or regulations that recognize, in one form or another, legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. In addition, 24 states, plus the District of Columbia (and the territories of Guam and the Northern Mariana Islands) have legalized cannabis for adult-use. Eleven states have also enacted low-THC/high-CBD only laws for medical cannabis patients.
State laws that permit and regulate the production, distribution and use of cannabis for adult-use or medical purposes are in direct conflict with the CSA, which makes cannabis use, distribution and possession federally illegal. Although certain states and territories of the U.S. authorize medical or adult-use cannabis production and distribution by licensed or registered entities, under U.S. federal law, the possession, cultivation, and transfer of cannabis and any related drug paraphernalia is illegal and any such acts are criminal acts under any and all circumstances under the CSA. The Supremacy Clause of the U.S. Constitution establishes that the U.S. Constitution and federal laws made pursuant to it are paramount and in case of conflict between federal and state law, the federal law shall apply. Although the Company’s activities are compliant with applicable United States state and local law, strict compliance with state and local laws with respect to cannabis may neither absolve the Company of liability under United States federal law, nor may it provide a defense to any federal proceeding which may be brought against the Company.
The Obama administration attempted to address the inconsistent treatment of cannabis under state and federal law in a memorandum which then-Deputy Attorney General James M. Cole sent to all U.S. District Attorneys on August 29, 2013 (the “Cole Memorandum”), which outlined certain priorities for the DOJ relating to the prosecution of cannabis offenses. The Cole Memorandum acknowledged that, notwithstanding the designation of cannabis as a Schedule I controlled substance at the federal level, several states had enacted laws authorizing the use of cannabis for medical or adult-use purposes. The Cole Memorandum noted that jurisdictions that have enacted laws legalizing cannabis in some form have also implemented strong and effective regulatory and enforcement systems to control the cultivation, processing, distribution, sale and possession of cannabis. As such, conduct in compliance with those laws and regulations is less likely to implicate the Cole Memorandum’s enforcement priorities. The DOJ did not provide (and has not provided since) specific guidelines for what regulatory and enforcement systems would be deemed sufficient under the Cole Memorandum. In light of limited investigative and prosecutorial resources, the Cole Memorandum concluded that the DOJ should be focused on addressing only the most significant threats related to cannabis, such as distribution of cannabis from states where cannabis is legal to those where cannabis is illegal, the diversion of cannabis revenues to illicit drug cartels and sales of cannabis to minors.
On January 4, 2018, former U.S. Attorney General Jeff Sessions issued a memorandum (the “Sessions Memorandum”), which rescinded the Cole Memorandum effective upon its issuance. The Sessions Memorandum stated, in part, that current law reflects “Congress’ determination that cannabis is a dangerous drug and cannabis activity is a serious crime,” and Mr. Sessions directed all U.S. Attorneys to enforce the laws enacted by United States Congress (“Congress”) by following well-established principles when pursuing prosecutions related to cannabis activities. We are not aware of any prosecutions of investment companies doing routine business with licensed cannabis related businesses in light of this DOJ position. However, there can be no assurance that the federal government will not enforce federal laws relating to cannabis in the future. As a result of the Sessions Memorandum, federal prosecutors are now free to utilize their prosecutorial discretion to decide whether to prosecute cannabis activities, despite the existence of state-level laws that may be inconsistent with federal prohibitions. No direction was given to federal prosecutors in the Sessions Memorandum as to the priority they should ascribe to such cannabis activities, and thus it is uncertain how active U.S. federal prosecutors will be in relation to such activities.
The former Attorneys General who succeeded former Attorney General Sessions following his resignation did not provide a clear policy directive for the United States as it pertains to state-legal cannabis related activities. President Donald J. Trump was sworn in as the 47th United States President on January 20, 2025, nominating Pamela Bondi to serve as Attorney General in his administration. It is not yet known whether the DOJ under President Trump and Attorney General Bondi, confirmed on February 4, 2025, will re-adopt the Cole Memorandum or announce a substantive cannabis enforcement policy. If the DOJ policy under Attorney General Bondi were to aggressively pursue financiers or owners of cannabis-related businesses, and the U.S. Attorneys followed such DOJ policies through pursuing prosecutions, then the Company could face (i) seizure of its cash and other assets used to support or derived from its cannabis operations, (ii) the arrest of its employees, directors, officers, managers and investors, and charges of ancillary criminal violations of the Controlled Substances Act for aiding and abetting and conspiring to violate the CSA by virtue of providing financial support to cannabis companies that service or provide goods to state-licensed or permitted cultivators, processors, distributors, and/or retailers of cannabis, and/or (iii) the barring of its employees, directors, officers, managers and investors who are not U.S. citizens from entry into the U.S. unless and until the U.S. Congress amends the CSA with respect to cannabis (and as to the timing or scope of any such potential amendments there can be no assurance), there is a risk that federal authorities may enforce current U.S. federal law criminalizing cannabis.
While federal prosecutors appear to continue to use the Cole Memorandum’s priorities as an enforcement guide, the prosecutorial effects resulting from the rescission of the Cole Memorandum and the implementation of the Sessions Memorandum remain uncertain. The sheer size of the cannabis industry, in addition to participation by state and local governments and investors, suggests that a large-scale federal enforcement operation may create unwanted political backlash for the DOJ. It is also possible that the revocation of the Cole Memorandum could motivate Congress to reconcile federal and state laws. While Congress is considering and has considered legislation that may address these issues, there can be no assurance that such legislation passes. Regardless, at this time, cannabis remains a Schedule I controlled substance at the federal level. The U.S. federal government has always reserved the right to enforce federal law in regard to the sale and disbursement of medical or adult-use cannabis, even if state law authorizes such sale and disbursement. It is unclear whether the risk of enforcement has been altered.
Additionally, under U.S. federal law, it may potentially be a violation of federal money laundering statutes for financial institutions to take any proceeds from the sale of cannabis or any other Schedule I controlled substance. Canadian banks are likewise hesitant to deal with cannabis companies, due to the uncertain legal and regulatory framework of the industry. Banks and other financial institutions, particularly those that are federally chartered in the United States, could be prosecuted and possibly convicted of money laundering for providing services to cannabis businesses. While Congress is considering legislation that may address these issues, there can be no assurance of the content of any proposed legislation or that such legislation is ever passed.
Despite these laws, the U.S. Department of the Treasury’s United States Financial Crimes Enforcement Network (“FinCEN”) issued a memorandum (the “FinCEN Memorandum”) outlining guidance for financial institutions that bank state-sanctioned cannabis businesses in compliance with federal enforcement priorities.
Although it was originally intended for the Cole Memorandum and the FinCEN Memorandum to work in tandem, following the revocation of the Cole Memorandum, the FinCEN Memorandum is a standalone document which explicitly lists the eight enforcement priorities originally cited in the Cole Memorandum. Currently, the FinCEN Memorandum remains intact, indicating that the Department of the Treasury and FinCEN intend to continue abiding by its guidance. However, in the United States, it is difficult for cannabis-based businesses to open and maintain a bank account with any bank or other financial institution.
Historically, the medical cannabis industry has been protected through a legislative safeguard, in the form of an amendment to each fiscal year’s federal appropriations bill, preventing the federal government from using congressionally appropriated funds to enforce federal cannabis laws against regulated medical cannabis actors operating in compliance with state and local law known as the “Rohrabacher/Blumenauer Amendment.” The most recent iteration of the Rohrabacher/Blumenauer Amendment expired on September 30, 2025 and was not included in the federal government’s continuing budget resolution passed by Congress on November 12, 2025. As a result, these historical protections are no longer in place, and medical cannabis is now subject to identical treatment as non-medical adult-use cannabis on the federal level. It is too soon to determine what, if any, effect this will have on the United States cannabis industry.
Despite the rescission of the Cole Memorandum, the DOJ appears to continue to adhere to the enforcement priorities set forth in the Cole Memorandum. The Cole Memorandum and the previously enacted iterations of the Rohrabacher/Blumenauer Amendment gave licensed cannabis operators (particularly medical cannabis operators) and investors in states with legal regimes greater certainty regarding the DOJ’s enforcement priorities and the risk of operating cannabis businesses. While the Sessions Memorandum has introduced some uncertainty regarding federal enforcement, the cannabis industry continues to experience growth in legal medical and adult-use markets across the United States. Accordingly, as an industry best practice, we continue to employ the following policies to ensure compliance with the guidance provided by the Cole Memorandum:
•ensure that its operations are compliant with all licensing requirements as established by the applicable state, county, municipality, town, township, borough, and other political/administrative divisions;
•ensure that its cannabis related activities adhere to the scope of the licensing obtained (for example: in the states where cannabis is permitted only for adult-use, the products are only sold to individuals who meet the requisite age requirements);
•implement policies and procedures to ensure that cannabis products are not distributed to minors;
•implement policies and procedures in place to ensure that funds are not distributed to criminal enterprises, gangs or cartels;
•implement an inventory tracking system and necessary procedures to ensure that such compliance system is effective in tracking inventory and preventing diversion of cannabis or cannabis products into those states where cannabis is not permitted by state law, or cross any state lines in general;
•ensure that its state-authorized cannabis business activity is not used as a cover or pretense for trafficking of other illegal drugs, and is not engaged in any other illegal activity, or any activities that are contrary to any applicable anti-money laundering statutes; and
•ensure that its products comply with applicable regulations and contain necessary disclaimers about the contents of the products to prevent adverse public health consequences from cannabis use and prevent impaired driving.
In the absence of comprehensive reform of federal cannabis legislation, a growing number of members of Congress have expressed support for the federal legislation that would expand financial services to cannabis-related businesses and service providers, including the Marijuana Opportunity Reinvestment and Expungement Act (the “MORE Act”), Secure and Fair Enforcement Banking Act (the “SAFE Banking Act”), and the Preparing Regulators Effectively for a Post-Prohibition Adult Use Regulated Environmental Act (the “PREPARE Act”).
Initially introduced in 2019, the MORE Act was passed by the U.S. House of Representatives (the “House of Representatives”) on December 4, 2020. The MORE Act would provide for the removal of cannabis from the list of controlled substances in the CSA and other federal legislation. Among other things, it would end the applicability of Section 280E of the United States Internal Revenue Code of 1986, as amended, to cannabis businesses and impose a 5% federal excise tax. The MORE Act was not passed by the Senate prior to the end of the 116th Congress, but an updated version was subsequently reintroduced in the House of Representatives on May 28, 2021. On April 1, 2022, the House of Representatives passed the MORE Act once again, but it was again stalled in the Senate. On July 21, 2022, a similar bill was introduced in the Senate but ultimately failed to pass, called the Cannabis Administration and Opportunity Act (“CAOA”). The CAOA, if enacted, would, among other impacts, remove cannabis from the CSA, impose excise taxes on the sale of cannabis, and create a federal regulatory framework for the cannabis industry. On September 20, 2023, and again on August 9, 2025, the MORE Act was reintroduced into the House of Representatives, but no significant action has been taken with respect to the bill.
Considered alternatives to the MORE Act, the States Reform Act of 2023 (the “States Reform Act”) and Strengthening the Tenth Amendment Through Entrusting States (STATES) 2.0 Act (the “States 2.0 Act”) would defer enforcement authority to the state level by providing for the removal of cannabis from the list of controlled substances in the CSA, among other things. First introduced in 2021, the States Reform Act was reintroduced in the House of Representatives on October 24, 2023. A version of the States 2.0 Act was first introduced in the House of Representatives and the Senate in 2018, and reintroduced in both in 2019, but both times was stalled. the states 2.0 Act was reintroduced in the House of representatives on December 7, 2023, and again on April 17, 2025, but no significant action has been taken by Congress with respect to the bill.

On March 7, 2019, SAFE Banking Act, which would expand financial services by providing safe harbors and guidance to financial institutions that work with cannabis-related legitimate businesses and service providers, was introduced in the House of Representatives. Despite broad bipartisan support, the SAFE Banking Act stalled in the Senate. on April 26, 2023, the SAFE Banking Act was reintroduced in the House of Representatives and the Senate. The House of Representatives previously passed the SAFE Banking Act on seven separate occasions since 2019, either as a standalone bill or attached to other legislation, including most recently in 2022 with the America Competes Act which passed the House of Representatives on February 4, 2022, but the proposed bills either failed to pass through the Senate or the SAFE Banking Act provisions were ultimately removed from enacted legislation. However, on September 20, 2023, an updated version of the SAFE Banking Act known as the Secure and Fair Enforcement Regulation Banking Act (the “SAFER Banking Act”) was introduced in the Senate and, for the first time, the legislation was advanced out of committee to the Senate floor on September 27, 2023.
The PREPARE Act, first introduced in the House of Representatives on April 14, 2022, would direct the Attorney General to establish a commission to study a plausible and prompt pathway to cannabis regulation modeled after federal and state regulatory frameworks with respect to alcohol. The PREPARE Act was reintroduced in the House of Representatives on April 13, 2023, and again on April 17, 2025, but no significant action has been taken by Congress with respect to the bill.
On February 6, 2025, the “No Deductions for Marijuana Businesses Act” was introduced in the Senate, and a similarly titled bill was introduced in the House of Representatives on February 21, 2025. Both versions of this legislation would maintain the applicability of Section 280E of the United States Internal Revenue Code of 1986, as amended, to cannabis businesses irrespective of the schedule of the CSA upon which cannabis is listed, or any change to the federal government’s regulation of cannabis other than its complete removal from the purview of the CSA. Neither bill has progressed out of committee assignment.
On October 6, 2022, former President Biden announced that he directed the Secretary of the United States Department of Health and Human Services (“HSS”) and Attorney General Garland to initiate a review of cannabis’ classification as a Schedule I controlled substance under the CSA. On August 29, 2023, HHS completed its review and sent a letter to the DEA calling for the rescheduling of cannabis from a Schedule I substance to a Schedule III substance under the CSA. The DEA has since been conducting its own review to evaluate cannabis’ safety. Under the CSA, HHS’ recommendations “shall be binding...as to scientific and medical matters.” On May 21, 2024, the DOJ and DEA published a public notice in the Federal Register proposing to transfer cannabis from Schedule I to Schedule III of the CSA, consistent with the view of the HHS that cannabis has a currently accepted medical use as well as HHS’ view about marijuana’s abuse potential and level of physical or psychological dependence. The CSA requires that such actions be made through formal rulemaking on the record after opportunity for a hearing. if the transfer to Schedule III is finalized, the regulatory controls applicable to Schedule III substances would apply, as appropriate, along with existing marijuana-specific requirements and any additional controls that might be implemented, including those that might be implemented to meet U.S. treaty obligations. If marijuana is transferred into Schedule III, the manufacture, distribution, dispensing, and possession or marijuana would remain subject to the applicable criminal prohibitions of the CSA. Any drugs containing a substance within the CSA’s definition of “marijuana” would also remain subject to the applicable prohibitions in the Federal Food, Drug, and Cosmetic Act (“FDCA”). DOJ solicited comments on this proposal and the public comment period on the proposed rescheduling closed on July 22, 2024. On August 29, 2024, DEA published a notice of hearing on proposed rulemaking in the Federal Register, scheduling a hearing on rescheduling for December 2, 2024. As described in the DEA notice, the initial purpose of the December 2, 2024 hearing was for DEA to “receive factual evidence and expert opinion regarding” whether marijuana should be transferred to Schedule III of the list of controlled substances in the CSA/ On October 31, 2024, Chief Administrative Law Judge John Mulrooney announced that this substantive hearing on the merits would be delayed until January or February of 2025 and that the December 2, 2024 hearing would serve as a preliminary hearing to (i) determined who among the witnesses notified by the DEA meets the regulatory definition of “interested person” entitled to present testimony and other evidence at the hearing, and (ii) determined scheduling and other logistical issues for the hearing on the merits early in 2025. On November 19, 2024, Judge Mulroney issued an “order Regarding Standing, Scope and Prehearing Procedures” for the December 2, 2024 hearing. On December 2, 2024, the preliminary hearing was held and, on December 4, 2024, Judge Mulroney issued a Prehearing Ruling (“Ruling”) pursuant to 21 C.F.R. § 1316.55, which established the framework for the evidentiary hearing to be convened over parts of several weeks beginning on January 21, 2025 and ending on March 6, 2025. As stated in the ruling, the purpose of the hearing is to “receive factual evidence and expert opinion testimony regarding whether marijuana should be transferred to Schedule III under the CSA. On January 13, 2025, Judge Mulrooney cancelled the January 21, 2025 hearing after a request by two private parties to remove the DEA from its role as proponent of the proposed reclassification rule was denied, the two private parties filed a motion for Judge Mulrooney to reconsider the denial of this request. On January 13, 2025, Judge Mulrooney (i) denied the motion for reconsideration; but (ii) granted leave for the parties to file an interlocutory appeal on the merits of Judge Mulrooney’s refusal to remove the DEA as proponent of the reclassification. Judge Mulrooney further requested that the parties provide a joint status update 90 days from the issuance of the January 13 order and every 90 days thereafter. On July 23, 2025, Judge Mulrooney issued a Notice to the Parties that he would be retiring effective as of August 1, 2025 (“Retirement Notice”). The Retirement Notice states that there will be “no Administrative Law Judge to hear this matter[,]” and “[u]ntil there is a change in this circumstance, all matters filed in this case will be forwarded to the DEA Administrator, for whatever action, if any, he deems appropriate.” According to a joint status report filed by the DEA, as of October 6 there has been no progress regarding the rescheduling proceedings.
President Trump has expressed support for rescheduling marijuana to Schedule III stating that “[a]s president, we will continue to focus on research to unlock the medical uses of marijuana to a Schedule III drug, and work with Congress to pass common sense laws, including safe banking for state authorized companies, and supporting states [sic] rights to pass marijuana laws, like in Florida, that work so well for their citizens. On December 18, 2025, President Trump signed an Executive Order titled “Increasing Medical Marijuana and Cannabidiol Research” (the “Rescheduling Order”) directing the Attorney General to expedite the process of rescheduling marijuana and to work with Congress to modify the revised definition of “hemp” included in the federal government’s continuing budget resolution passed by Congress on November 12, 2025. The Rescheduling Order specifically directs the United States Attorney General to“take all necessary steps to complete the rulemaking process related to rescheduling marijuana to Schedule III of the CSA in the most expeditious manner in accordance with Federal law, including 21 U.S.C. 811.”
There is no certainty as to the impact that the Rescheduling Order, or the rescheduling itself, would have on our business or the cannabis industry as a whole, particularly when considering potential implications for federal regulation and interstate commerce.
On December 2, 2022, President Biden signed into law H.R. 8454, the “medical Marijuana and Cannabidiol research Expansion Act,” (the “Research Expansion Act”) which establishes a new registration process for conducting research on cannabis and for manufacturing cannabis products for research purposes and drug development. The Research Expansion Act is the first piece of standalone federal cannabis reform legislation in U.S. history. Among other things, the Research Expansion Act; (i) directs the DEA to register practitioners to conduct cannabis and CBD research and manufacturers to supply cannabis for research purposes; (ii) expressly allows the DEA to register manufacturers and distributors of cannabis or CBD for the purposes of commercial production of a drug approved by the FDA; (iii) requires the DEA to assess whether there is an adequate and uninterrupted supply of cannabis for research purposes; (iv) permits registered entities to manufacture, distribute, dispense, or possess cannabis or CBD for purposes of medical research; (v) clarifies that physicians do not violate the CSA when they discuss the potential harms and benefits of cannabis and CBD with patients; and (vi) directs the DHS to coordinate with the National Institutes of Health and other agencies to report on the “therapeutic potential” of cannabis for conditions such as epilepsy, and the impact of cannabis on adolescent brain development.
There can be no assurance that the MORE Act, the SAFE Banking Act, the PREPARE Act, or similar legislation will be passed in the near future or at all. Further, there is also no certainty as to the impact such action would have on our business or the cannabis industry as a whole, particularly when considering potential implications for federal regulation and interstate commerce.
There can be no assurance that the MORE Act, the SAFE Banking Act, the PREPARE Act, or similar legislation will be passed in the near future or at all. Further, there is also no certainty as to the impact such action would have on our business or the cannabis industry as a whole, particularly when considering potential implications for federal regulation and interstate commerce.

Federal hemp policy is undergoing its most significant shift since the 2018 Farm Bill was enacted. On November 12, 2025, in connection with the federal government’s continuing budget resolution, Congress amended the federal definition of “hemp,” imposing strict new potency caps of 0.4 milligrams of intoxicating forms of THC in all consumable hemp products. The new definition of hemp excludes hemp-derived intoxicating cannabinoids and synthetic or chemically converted cannabinoids (such as delta-8 THC and THCA-derived delta-9 THC). The change to the definition of hemp effectively bans nearly all consumable hemp products and goes into effect in November 2026. As disclosed above, the Rescheduling Order directs the executive office to work with Congress to propose modifications to the new federal definition of “hemp” enacted on November 12, 2025. At this time, there is no certainty as to whether any change will be made to the federal government’s revised definition of “hemp,” or the impact, if any, that such a change would have on our business or the cannabis industry as a whole.
We do not manufacture, distribute, or sell hemp-derived intoxicating cannabinoid products. While we have, from time to time, purchased hemp-derived oil as an ingredient in certain finished products, such use has been limited and is not material to our operations, and our state-licensed cannabis business does not rely on hemp-derived THC inputs. Based on our current product portfolio and operations, we do not expect the change in federal hemp policy to have a material direct impact on our business.
The federal regulatory framework applicable to hemp-derived cannabinoids may continue to evolve, including potential FDA rulemaking and related state-level changes. We continue to monitor federal and state regulatory developments to ensure our operations remain in compliance with applicable law and to evaluate any potential indirect effects on the broader cannabinoid supply chain.
Compliance with Applicable State Laws in the United States
We are in compliance with applicable cannabis licensing requirements and the regulatory framework enacted by each state in which we currently operate. We have in place a detailed compliance program and an internal legal and compliance department, and we are building out our operational compliance team across all states in which we operate. Our compliance department is overseen by our President and further consists of compliance professionals who oversee and ensure compliance in each of our jurisdictions and facilities. We also have external state and local regulatory/compliance counsel engaged in every jurisdiction in which we operate.
We provide training for all relevant employees, using various methods on the following topics relevant to job tasks: compliance with state laws and rules; patient education materials; education materials for recreational customers; security in our facilities and establishments; handwashing and sanitation practices; packaging procedures; state mandated tracking software; establishment specific tracking; track and trace; inventory and POS software; audit procedures; epidemic responses; emergency situation response; dispensing procedures; patient/client check-in procedure; employee education and consultation materials; packaging and labeling requirements; cannabis waste and destruction; active shooter response; robbery response; fire response; bomb-threat response; sexual harassment; drug free workplace; internet and phone usage; discrimination harassment; workplace violence; hygiene and clothing requirements; hand washing; medical emergency response; biocontamination response; gas leak response; visitor access; discounts for special groups; customer loyalty programs; client intake; storage and recall of products; the science of cannabis; speaking with physicians; edibles education; reconciling transactions; inventory control; receiving inventory; shipping inventory; corrective and preventive action plans; filing corrective and preventive action reports; pesticides; wastewater; irrigation systems; fertilizer; beneficial organisms; climate control; transplanting; inventory tagging; pruning; defoliation; drying, trimming and curing; storage of products; maintaining confidentiality; cash handling; and preventing diversion of products.
We emphasize security and inventory control to ensure strict monitoring of cannabis and inventory, from delivery by a licensed distributor to sale or disposal. Only authorized, properly trained employees are allowed to access our computerized inventory control system.
We monitor all compliance notifications from the regulators and inspectors in each market and timely resolve any issues identified. We keep records of all compliance notifications received from the state regulators or inspectors, as well as how and when an issue was resolved. Moreover, we monitor news sources for information regarding developments at the state and federal level relating to the regulation and criminalization of cannabis.

Further, we have created comprehensive standard operating procedures that include detailed descriptions and instructions for receiving shipments of inventory, inventory tracking, recordkeeping and record retention practices related to inventory. We also have comprehensive standard operating procedures in place for performing inventory reconciliation, and ensuring the accuracy of inventory tracking and recordkeeping. We maintain accurate records of our inventory at all licensed facilities. Adherence to our standard operating procedures is mandatory and helps ensure that our operations are compliant with the rules set forth by the applicable state and local laws, regulations, ordinances, licenses and other requirements. We enforce adherence to standard operating procedures by regularly conducting internal inspections and ensures that any issues identified are resolved quickly and thoroughly.
We maintain strict compliance guidelines with respect to online reservations of products. No purchase and sale transactions may be completed online. A patient, patient’s primary caregiver or customer may reserve products online, but the patient or customer must be physically present at one of our dispensaries to complete the transaction. This requirement allows our dispensary staff to ensure that our standard operating procedures (including its compliance programs) are applied to all patients, patient’s primary caregivers and customers in connection with the purchase and sale of products.
In jurisdictions where medical cannabis is legal, upon arrival of the patient or the patient’s primary caregiver at the applicable dispensary, dispensary staff must verify the patient’s or the patient’s primary caregiver’s identity and credentials (such as a state-issued medical cannabis card) and confirm the patient’s allotment amount to ensure the user is not exceeding the state’s dispensing limits. Once the foregoing is verified, the patient or the patient’s primary caregiver may pay for the products to complete the purchase. If the customer does not have valid identification and credentials, the customer will not be able to purchase medical cannabis at the applicable dispensary, irrespective of any reservations made online.
In jurisdictions where recreational cannabis is legal, upon arrival at the dispensary, a customer must present government-issued photo identification to verify they are at least 21 years of age. Once the identification is verified, the customer may pay for the products to complete the transaction. If the customer does not have valid identification, the customer will not be able to purchase recreational cannabis at the applicable Company dispensary, irrespective of any reservations made online.
State Regulation of Cannabis
The risk of federal enforcement and other risks associated with our business are described in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and in our other filings with the SEC that are incorporated by reference into this prospectus.
Following the thesis that distributing brands at scale will win, we enter markets where we believe that we can profitably and sustainably operate and command significant market share, and thus maximize consumer and brand awareness. The regulatory frameworks enacted by the states, which are similar to the limited and controlled issuance of gaming or alcohol distributorship licenses, provide macro-level indication of whether certain state markets will be sustainable and profitable.
Below is a summary overview of the regulatory and competitive frameworks in each of our operating markets.
Illinois
Illinois Regulatory Landscape
Illinois has legalized both medical and adult-use of cannabis. In January 2014, the Compassionate Use of Medical Cannabis Pilot Program Act (“MCPP”), which allows individuals diagnosed with certain debilitating or “qualified” medical conditions to access medical cannabis, became effective. The medical program is currently administered under the MCPP and the pilot designation has been removed.
In June 2019, Illinois legalized adult-use cannabis pursuant to the Cannabis Regulation and Tax Act (the “CRTA”). The CRTA imposes several operational requirements on adult-use licensees and requires prospective licensees to demonstrate their plans to comply with such requirements. For example, applicants for dispensary licenses must include an employee training plan, a security plan, recordkeeping and inventory plans, a quality control plan, and an operating plan.
Licensees must establish methods for identifying, recording, and reporting diversion, theft, or loss, correcting inventory errors, and complying with product recalls. Licensees also must comply with detailed inventory, storage, and security requirements. Cultivation licenses are subject to similar operational requirements, such as complying with detailed security and storage requirements, and must also establish plans to address energy, water, and waste-management needs.
Illinois Licenses
In addition to hemp licenses, Illinois licenses four types of cannabis businesses within the state: (1) cultivation; (2) processing; (3) transportation; and (4) dispensary. All cultivation, craft grower, infuser, and transporter establishments must register with the Illinois Department of Agriculture. All dispensaries must register with the Illinois Department of Financial and Professional Regulation (“IDFPR”). If applications contain all required information, establishments are issued a cannabis establishment license. Medical dispensary, medical and adult-use cultivation, processing, and transportation licenses are valid for a period of one year and are subject to strict annual renewal requirements. Adult-use dispensary licenses are valid for a period of two years and are subject to strict biannual renewal requirements. Renewal applications may be denied if the licensee has a history of non-compliance and penalties.

The below table lists our Illinois licenses:

Entity	License Number	City	Expiration Date / Renewal Date	Description
Revolution Cannabis-Barry, LLC	1503060627	Barry	03/09/2026	Medical Cultivation License
Revolution Cannabis-Barry, LLC	11524269672018	Barry	03/30/2026	Adult Use Cultivation License
Revolution Cannabis-Barry, LLC	TR00000001	Barry	07/13/2026	Transporter License
Revolution Cannabis-Barry, LLC	1204-603	Barry	12/31/2025(1)	Hemp License
HealthCentral, LLC	280.000022-DISP	Collinsville	01/07/2026	Medical License
HealthCentral, LLC	284.000025-AUDO	Collinsville	03/31/2026	Adult Use License
HealthCentral, LLC	280.000029-DISP	Adams St. / Springfield	02/03/2026	Medical License
HealthCentral, LLC	284.000026-AUDO	Adams St. / Springfield	03/31/2026	Adult Use License
HealthCentral, LLC	284.000069-DISP	Horizon Dr. / Springfield	03/31/2026	Adult Use License
HealthCentral, LLC	284.000104-AUDO	Fairview Heights	03/31/2026	Adult Use License
Chicago Alternative Health Center, LLC	280.000033 -DISP	Archer Ave. / Chicago	04/13/2026	Medical License
Chicago Alternative Health Center, LLC	284.000124 -DISP	Archer Ave. / Chicago	03/31/2026	Adult Use License
Chicago Alternative Health Center, LLC	284.000125 - DISP	Chicago Ridge	03/31/2026	Adult Use License
MOCA LLC	280.000028-DISP.	Fullerton Ave/ Chicago	02/01/2026	Medical License
MOCA LLC	284.000076-AUDO	Fullerton Ave/ Chicago	03/31/2026	Adult Use License
MOCA LLC	284.000077-AUDO	Ohio St / Chicago	03/31/2026	Adult Use License
The Homecoming Group, LLC	284.000235-AUDO	Tinley Park	03/31/2026	Adult Use License
Inlabs III, LLC	284.000197-AUDO	Northlake	03/31/2026	Adult Use License
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(1)Renewal application submitted. Renewal is pending final regulatory approval, which, based on standard agency timelines and our compliance history, is expected by the end of 2025; however, final issuance remains subject to regulatory approval.
Maryland
Maryland Regulatory Landscape
Maryland has legalized both medical and adult-use of cannabis. In 2012, a state law was enacted to establish a state-regulated medical cannabis program, with legislation signed in May 2013 and the program becoming operational on December 1, 2017. In November 2022, Maryland voters approved a constitutional amendment to legalize cannabis for adult-use by July 1, 2023. The Maryland General Assembly enacted companion legislation which would create a tax and legal structure to govern cannabis sales and adult-use upon the legalization date of July 1, 2023, including the Cannabis Reform Act (the “CRA”). The CRA established the Maryland Cannabis Administration (“MCA”) to oversee both the medical and adult-use programs, and provided for the conversion of existing medical cannabis business licensees to both medical and adult-use. On July 1, 2023, purchase and possession of cannabis for personal adult-use became legal in Maryland for adults 21 and older. Existing medical dispensaries were permitted to pay a conversion fee and sell both adult-use and medical cannabis.

Maryland requires on-going compliance with laws and regulations regarding record keeping, reporting, storage, inventory quality, inventory tracking, security and transportation. Licensees must ensure that no cannabis may be sold, delivered, transported or distributed by a producer from or to a location outside of the state. Licensees are required to submit to announced and unannounced inspections by the MCA, including but not limited to inspections based upon an allegation of noncompliance.
Maryland Licenses
There are three principal license categories in Maryland: (1) cultivation, (2) processing, and (3) dispensary. The cultivation licenses permit a licensee to acquire, possess, cultivate, deliver, transfer, have tested, transport, supply or sell cannabis and related supplies to cannabis dispensaries, facilities for the production of cannabis products and/or cannabis-infused products or other cannabis cultivation facilities. The processing license permits the licensee to acquire, possess, manufacture, deliver, transfer, transport, supply, or sell cannabis products or cannabis-infused products to other cannabis production facilities or cannabis dispensaries. The retail dispensary licenses permit the licensee to purchase cannabis from cultivation facilities, cannabis and cannabis products from product manufacturing facilities and cannabis from other cannabis dispensaries, as well as allow the sale of cannabis and cannabis products.
All cultivation, processing and dispensary establishments must register with the MCA. If applications contain all required information, establishments are issued a medical cannabis establishment registration certificate. Medical registration certificates are valid for a period of six years and are subject to annual renewals after required fees are paid and the business remains in good standing. After the first expiration of the approved license, the medical dispensary, cultivation and processing licensee is required to renew every four years. Adult-use cannabis licenses will be valid for a period of five years following initial licensure, and an additional five-year period following renewal. Renewal applications may be denied if the licensee has a history of non-compliance and penalties.
The below table lists our Maryland licenses:

Entity	License Number	City	Expiration / Renewal Date	Description
Blue Mountain Care LLC	DA-23-00027	Aberdeen	06/30/2028	Adult-Use License, Medical License
Durjaya, LLC	DA-23-00107	Crofton	06/30/2028	Adult-Use License, Medical License
Farmalogics Health and Wellness, LLC	DA-23-00104	Ellicott City	06/30/2028	Adult-Use License, Medical License
Blue Pharms, LLC	DA-23-00106	Laurel	06/30/2028	Adult-Use License, Medical License
Massachusetts
Massachusetts Regulatory Landscape
Massachusetts has legalized both medical and adult-use of cannabis. The Massachusetts Medical Use of Marijuana Program (the “MA Program”) was formed pursuant to the Act for the Humanitarian Medical Use of Marijuana and allows registered persons to purchase medical cannabis and applies to any patient, personal caregiver, Medical Marijuana Treatment Center (each, a “MTC”), and MTC agent that qualifies and registers under the MA Program.
In November 2016, Massachusetts voters passed a ballot initiative to legalize and regulate cannabis for adult-use. The Massachusetts legislature passed enacting legislation in July 2017 which, among other items, established the Cannabis Control Commission of Massachusetts (the “CCC”) to oversee both the existing MA Program and the new adult-use program. Sales of adult-use cannabis in Massachusetts started in July 2018.

Licensees are heavily regulated with on-going requirements related to operations, security, storage, prevention of diversion, transportation, inventory practices, personnel, and more. As in other states where cannabis is legal, the CCC can deny licenses and renewals for multiple reasons, including but not limited to failure to complete the application process within the required time period, an indication of an inability to maintain and operate a compliant cannabis establishment, failure to comply with cannabis license control limitations, and rejection of revocation of another cannabis license in Massachusetts or elsewhere. Additionally, license holders must ensure that no cannabis is sold, delivered, or distributed by a producer from or to a location outside of the state.
The MA Program mandates a comprehensive application process for MTCs. Each registered cannabis dispensary applicant must submit a certificate of good standing, comprehensive financial statements, a character and competency form, and employment and education histories of the senior partners and individuals responsible for the day-to-day security and operation of the MTC. Municipalities may individually determine what local permits or licenses are required if an MTC wishes to establish an operation within its boundaries.
Similarly, adult-use license applicants must submit detailed information about its business registration, certificates of good standing, and a plan to obtain liability insurance in connection with the application process, which must include a detailed business plan, a detailed summary of operating policies and procedures addressing issues like security, storage, prevention of diversion, transportation, inventory practices, recordkeeping, and a specific diversity plan demonstrating promotion of equity among people of color, women, veterans, persons with disabilities, and LGBTQ+ individuals. All individuals identified as having direct or indirect control in the license must undergo an extensive background check that includes criminal, civil, and regulatory records; certain criminal convictions, civil actions, or regulatory infractions may trigger a finding of unsuitability.
The CCC or its agents may inspect a cannabis establishment and affiliated vehicles at any time without prior notice in order to determine compliance with all applicable laws and regulations.
On July 10, 2018, the U.S. Attorney for the District of Massachusetts, Andrew Lelling, issued a statement regarding the legalization of adult-use cannabis in Massachusetts. Attorney Lelling stated that since he has a constitutional obligation to enforce the laws passed by Congress, he would not immunize the residents of Massachusetts from federal law enforcement. He did state, however, that his office’s resources would be primarily focused on combating the opioid epidemic. He stated that considering those factors and the experiences of other states that have legalized adult-use cannabis, his office’s enforcement efforts would focus on the areas of overproduction, targeted sales to minors, and organized crime and interstate transportation of drug proceeds. On May 19, 2023, Joshua S. Levy assumed the role of acting U.S. Attorney for the District of Massachusetts. On January 20, 2025, Levy was replaced when Leah Belaire Foley was appointed to the office
Massachusetts Licenses
The Cannabis Control Commission oversees the adult-use program. Under the adult-use program, there are various different state license categories, but the two principal ones are cultivator and establishment (dispensary). Municipalities may individually determine what local permits or licenses are required if a licensee wishes to establish an operation within its boundaries. Each Massachusetts license is valid for one year and must be renewed annually.

The below table lists our Massachusetts licenses:

Entity	License Number	City	Expiration Date / Renewal Date	Description
MassGrow, LLC	MC281488	Athol	01/10/2026	Adult-Use Cultivation License
MassGrow, LLC	MP281460	Athol	01/10/2026	Manufacturing Processing License
MassGrow, LLC	MC281255	Amesbury	01/07/2026	Adult-Use License
MassGrow, LLC	MC281300	Amesbury	01/07/2026	Adult-Use License
Ascend Mass, LLC	MR282077	Boston	01/06/2026	Adult-Use License
Ascend Mass, LLC	MR282837	Newton	02/15/2026	Adult-Use License
Southcoast Apothecary LLC	MR283075	New Bedford	02/06/2026	Adult-Use License
Michigan
Michigan Regulatory Landscape
Michigan has legalized both medical and adult-use of cannabis. Following a public ballot initiative, what is now known as the Michigan Medical Marihuana Act was enacted in December 2008 to provide access to state residents to cannabis and cannabis related products under certain qualifying debilitating conditions. The Medical Marijuana Facilities Licensing Act was adopted by the legislature in 2016 to provide for the licensing of commercial medical cannabis growers, processors, transporters, and provisioning centers. In November 2018, Michigan voters approved the Michigan Regulation and Taxation of Marihuana Act (“MRTMA”) through another public ballot initiative legalizing and establishing a licensing and regulatory framework for adult-use growers, processors, secure transporters, retailers, microbusinesses, event organizers, designated consumption establishments, and safety compliance facilities. The state began taking applications for such on November, 1, 2019 and the first sales of adult-use cannabis took place on December 1, 2019.
The Cannabis Regulatory Agency (formally known as the Marihuana Regulatory Agency, the “CRA”) is a separate agency within the Michigan Department of Licensing and Regulatory Affairs and is responsible for the oversight of cannabis, including issuing cards to patients and the oversight and licensing of medical facilities and adult-use establishments. While the MMFLA and MRTMA remain separate and distinct laws, the CRA adopted topic-based Administrative Rules in June 2020 which address both medical facilities and adult-use establishments. The most recent update to the Administrative Rules went into effect on March 7, 2022.
Under both the MMFLA and MRTMA, Michigan municipalities can choose if they will allow cannabis establishments or facilities, and the type and number of establishments or facilities within their jurisdiction. This includes licensing and zoning ordinances for many municipalities. Because each municipality is able to devise a unique set of rules for cannabis licenses, each facility or establishment in a different Michigan municipality may be subject to a different set of local ordinances.
Licensees are heavily regulated pursuant to the MRTMA, MMFLA and Administrative Rules, with on-going requirements related to operations, security, storage, transportation, inventory tracking, reporting, personnel, and more. As in other states where cannabis is legal, Michigan regulators can deny or revoke licenses and renewals for multiple reasons. Licensees must ensure that no cannabis may be sold, delivered, transported or distributed by a producer from or to a location outside of the state. Licensees are required to submit to announced and unannounced inspections by the CRA or its agents, including initial pre-licensure inspections, a post-licensure inspection within 30 days of operation, and then semi-annual inspections thereafter.

On November 8, 2018, former U.S. Attorneys Matthew Schneider and Andrew Birge for the Eastern and Western Districts of Michigan, respectively, issued a joint statement regarding the legalization of adult-use cannabis in Michigan. They stated that since they had taken oaths to protect and defend the Constitution and the laws of the United States, they would not immunize the residents of Michigan from federal law enforcement. They stated that they would continue to the investigation and prosecution of cannabis crimes as they do with any other crime and in doing so, would consider the federal law enforcement priorities set by the DOJ, the seriousness of the crime, the deterrent effect of prosecution, and the cumulative impact of the crime on a community, while also considering their ability to prosecute with limited resources. They did state that resources would be primarily focused on combating the opioid epidemic and enforcement efforts focused on areas including interstate trafficking, involvement of other illegal drugs or activity, persons with criminal records, presence of firearms or violence, criminal enterprises, gangs and cartels, bypassing local laws and regulations, potential for environmental contamination, risks to minors, and cultivation on federal property. On December 21, 2021, Dawn N. Ison was appointed as U.S. Attorney for the Eastern District of Michigan. On May 5, 2022, Mark A. Totten was appointed as U.S. Attorney for the Western District of Michigan. Totten departed the office on January 20, 2025. Timothy VerHey was appointed as U.S. Attorney for the Western District of Michigan.
In October 2025, Michigan enacted the Comprehensive Road Funding Act (“CRFA”) which imposed a twenty-four percent tax on wholesale transactions of adult-use marijuana. It is unclear how the CRFA’s newly imposed tax will impact the Company.
Michigan Licenses
Michigan administrates ten types of cannabis licenses: (1) grower licenses, (2) processor licenses, (3) secure transporter licenses, (4) provisioning center/retailer licenses, (5) retailer licenses, (6) safety compliance facility licenses, (7) designated consumption establishment licenses, (8) event licenses, (9) microbusiness licenses, and (10) educational research licenses. Michigan also issues hemp processor handling licenses, which it requires all dispensaries, cultivators, and processors to hold. There are no stated limits on the number of licenses that can be made available on a state level; however, regulatory authorities have discretion over the approval of applications and municipalities can pass additional restrictions.

The below table lists our Michigan licenses:

Entity	License Number	City	Expiration Date / Renewal Date	Description
FPAW Michigan, LLC	AU-R-000286	Ann Arbor	11/27/2026	Adult-Use License
FPAW Michigan, LLC	PC-000391	Battle Creek	07/29/2026	Medical Use License
FPAW Michigan, LLC	AU-R-000234	Battle Creek	11/27/2026	Adult-Use License
FPAW Michigan, LLC	PC-000318	Morenci	7/29/2026	Medical Use License
FPAW Michigan, LLC	AU-R-000125	Morenci	11/27/2026	Adult-Use License
FPAW Michigan, LLC	PC-000503	28th Street, Grand Rapids	07/29/2026	Medical Use License
FPAW Michigan, LLC	AU-R-000338	28th Street, Grand Rapids	11/27/2026	Adult-Use License
FPAW Michigan, LLC	AU-R-000373	Scribner Ave, Grand Rapids	11/27/2026	Adult-Use License
FPAW Michigan, LLC	PC-000846	Century Ave, Grand Rapids	7/29/2026	Medical Use License
FPAW Michigan, LLC	AU-R-000923	Century Ave, Grand Rapids	11/27/2026	Adult-Use License
FPAW Michigan, LLC	PR-000171	Lansing	7/29/2026	Medical Processor License
FPAW Michigan, LLC	GR-C-000858, GR-C-000859, GR-C-000856, GR-C-000857	Lansing	7/29/2026	Medical Cultivation License
FPAW Michigan, LLC	AU-G-C000312, AU-G-C000327, AU-G-C000328, AU-G-C000329, AU-G-C000498, AU-G-EX-000209, AU-G-EX-000210, AU-G-EX-000211	Lansing	11/27/2026	Adult-Use Cultivation License
FPAW Michigan, LLC	AU-P-000145	Lansing	11/27/2026	Adult-Use Processor License
FPAW Michigan, LLC	PC-000791	East Lansing	07/29/2026	Medical License
FPAW Michigan, LLC	AU-R-000706	East Lansing	11/27/2026	Adult-Use License
FPAW Michigan, LLC	L - 000451425	Lansing	04/30/2026	Processing/Liquor License
FPAW Michigan, LLC	HPHL-002429	All locations	11/30/2026	Hemp Processor-Related Handler License
TJM Enterprises Services LLC	HPHL-002457	Detroit	11/30/2026	Hemp Retail Handler License
TJM Enterprises Services LLC	AU-R-001377	Detroit	02/18/2026	Adult-Use License

New Jersey
New Jersey Regulatory Landscape
New Jersey has legalized both medical and adult-use of cannabis. New Jersey’s medical cannabis program was introduced in January 2010 when Governor Corzine signed the New Jersey Compassionate Use Medical Marijuana Act into law, which legalized medical cannabis for patients with certain enumerated qualifying conditions. Medical cannabis sales began in December 2012 through licensed Alternative Treatment Centers (“ATCs”).
On November 3, 2020, New Jersey voters approved an amendment to the state’s constitution to legalize cannabis for adult-use. On February 22, 2021, Governor Phil Murphy signed into law three bills which, taken together, give effect to the amendment and decriminalize small amounts of cannabis possession in New Jersey. The Cannabis Regulatory Commission (“CRC”) was created to establish rules and regulations governing the sale and purchase of adult-use cannabis, to administer the state’s medicinal cannabis program, and to oversee licensing for all areas of the cannabis industry. On April 21, 2022 the first adult-use sales began.
ATC licenses are awarded by a selection committee that evaluates applicants on the following general criteria: (1) submittal of mandatory organizational information; (2) ability to meet the overall health needs of qualified patients and safety of the public; (3) history of compliance with regulations and policies governing government-regulated cannabis programs; (4) ability and experience of applicant in ensuring an adequate supply of cannabis; (5) community support and participation; (6) ability to provide appropriate research data; (7) experience in cultivating, manufacturing, or dispensing cannabis in compliance with government-regulated cannabis programs; and (8) workforce and job creation plan. Information required to be submitted is wide-ranging, and includes identification information and background checks of principals, employees, directors, and other stakeholders, and evidence of compliance with certain state and local laws and ordinances.
Licensees are heavily regulated with detailed on-going requirements related to operations, security, storage, transportation, inventory tracking, reporting, personnel, and more. As in other states where cannabis is legal, New Jersey regulators can deny or revoke licenses and renewals for multiple reasons. Licensees must ensure that no cannabis may be sold, delivered, transported or distributed by a producer from or to a location outside of the state. Licensees are required to submit to announced and unannounced inspections by regulators, and are required to notify regulators within 20 days of any violation along with detailed information of corrective actions taken.
New Jersey Licenses
New Jersey permits the operation of vertically integrated cannabis licenses which allows the licensee to cultivate, process, and sell cannabis products. There are also non-vertically integrated licenses, which principally include (1) cultivation and manufacture and (2) dispensary. For adult-use cannabis, New Jersey administers six license classes, including (1) cultivation, (2) manufacture, (3) wholesale, (4) distributor, (5) retail, and (6) delivery. ATCs may expand into adult-use sales if approved by the CRC.

The below table lists our New Jersey licenses:

Entity	License Number	City	Expiration Date / Renewal Date	Description
Ascend New Jersey, LLC	MC000002	Franklin	12/31/2025(1)	Medical Cultivation License
Ascend New Jersey, LLC	MM000202	Franklin	12/31/2025(1)	Medical Manufacturing License
Ascend New Jersey, LLC	C000002	Franklin	04/17/2026	Adult-Use Cultivation License
Ascend New Jersey, LLC	M000001	Franklin	04/17/2026	Adult Use Manufacturing License
Ascend New Jersey, LLC	MRE000817	Wharton	12/31/2025(1)	Medical License
Ascend New Jersey, LLC	RE00015	Wharton	06/05/2026	Adult-Use License
Ascend New Jersey, LLC	MRE000805	Rochelle Park	12/31/2025(1)	Medical License
Ascend New Jersey, LLC	RE000012	Rochelle Park	04/20/2026	Adult-Use License
Ascend New Jersey, LLC	MRE000823	Fort Lee	12/31/2025(1)	Medical License
Ascend New Jersey, LLC	RE000259	Fort Lee	11/14/2026	Adult-Use License
_______________
(1)Renewal application submitted; licenses remain active during agency review. Renewal is pending final regulatory approval, which, based on the New Jersey Cannabis Regulatory Commission’s Public Meeting schedule and out compliance history, is expect by the end of 2025; however, final issuance remains subject to Commission approval.
Ohio
Ohio Regulatory Landscape
Ohio has legalized both medical and adult-use of cannabis. Established September 8, 2016, the Ohio Medical cannabis Control Program allowed people with certain debilitating medical conditions to purchase medical cannabis. On November 7, 2023, Ohio voted to legalize adult-use cannabis through a ballot proposal known as Issue 2. Despite the lack of enacting legislation, Issue 2 established a regulatory framework, including the creation of the Division of Cannabis Control (“DCC”) as part of the Ohio Department of Commerce, which licenses and regulates medical and adult-use cultivators, processors, testing laboratories, and dispensaries. As of today, the DCC continues to work to propose new rules to govern Ohio’s medical and adult-use cannabis market and replace the rules currently in effect. As of December 10, 2025, the DCC had issued 186 Dual-Use Dispensary Certificates of Operation.
Prior to the creation of the DCC, regulatory oversight was shared between three offices: (a) the Ohio Department of Commerce with respect to overseeing cultivators, processors and testing laboratories, (b) the Ohio Board of Pharmacy with respect to overseeing retail dispensaries and the registration of patients and caregivers, and (c) the State Medical Board of Ohio with respect to certifying physicians to recommend medical cannabis.
Licensees are heavily regulated with on-going requirements related to operations, security, storage, transportation, inventory tracking, reporting, personnel, and more. Regulators can deny or revoke licenses and renewals for multiple reasons, including if the licensee has a history of non-compliance and penalties. Licensees must ensure that no cannabis may be sold, delivered, transported or distributed by a producer from or to a location outside of the state. Licensees are required to submit to announced and unannounced inspections by regulators.
On December 10, 2025, the Ohio legislature passed Senate Bill 56 (“S.B. 56”), which Governor Mike DeWine intends to sign. S.B. 56 amends Ohio’s current cannabis and hemp laws. S.B. 56 will, as relates to our operations in Ohio, impose an additional ten percent tax on the retail sale of adult-use marijuana, prohibits public use of cannabis and tightens rules around “open containers” of cannabis in the public and vehicles, prohibits individuals from using cannabis in a resident if possession and use is prohibited under a lease agreement, and prohibits individuals from transferring cannabis to other individuals with or without renumeration. It is unclear how the passage of S.B. 56 will impact Company’s operations in Ohio.

Ohio Licenses
Three principal license categories currently exist in Ohio: (1) cultivation, (2) processing and (3) dispensary. Dispensary certificates of operation carry two-year terms, while certificates of operation for cultivators and processors must be renewed annually. In August 2024, the existing licenses were converted to dual-use licenses which allow for the cultivation, processing, and sale of medical and adult-use cannabis, as applicable.
The below table lists the licenses held by our subsidiaries in Ohio:

Entity	License Number	City	Expiration Date / Renewal Date	Description
BCCO, LLC	CCD000036-00	Carroll	09/30/2027	Adult-Use, Medical Dispensary
Hemma, LLC	CCC000018-00	Monroe	09/10/2026	Adult-Use, Medical Cultivation, Packaging, Sell, Deliver
Ohio Cannabis Clinic, LLC	CCD000040-00	Coshocton	12/20/2025(1)	Adult-Use, Medical Dispensary
Marichron Pharma, LLC	CCP000053-00	Monroe	03/23/2026	Adult-Use, Medical Processing
Ohio Patient Access, LLC	CCD000089-00	Sandusky	11/28/2027	Adult-Use, Medical Dispensary
Ohio Patient Access, LLC	CCD000088-00	Piqua	12/21/2027	Adult-Use, Medical Dispensary
Ohio Patient Access, LLC	CCD000087-00	Cincinnati	01/08/2026	Adult-Use, Medical Dispensary
_______________
.
Pennsylvania
Pennsylvania Regulatory Landscape
Pennsylvania currently allows access to cannabis for medical use. The Pennsylvania medical cannabis program was signed into law on April 17, 2016 and provided access to state residents with one or more qualifying conditions. On July 11, 2022, Governor Tom Wolf signed into law H.B. 311, containing an amendment that states that a “financial institution authorized to engage in business in this Commonwealth may provide financial services to or for the benefit of a legitimate cannabis-related business.” The same protections apply to insurers.
Licensees are heavily regulated with on-going requirements related to operations, security, storage, transportation, inventory tracking, reporting, personnel, and more. Regulators can deny or revoke licenses and renewals for multiple reasons. Licensees must ensure that no cannabis may be sold, delivered, transported or distributed by a producer from or to a location outside of the state. Licensees are required to submit to announced and unannounced inspections by regulators.
Pennsylvania Licenses
There are two principal license categories in Pennsylvania: (1) cultivation/processing and (2) dispensary. All cultivation/processing establishments and dispensaries must register with the Pennsylvania Department of Health. Registration certificates are valid for a period of one year and are subject to annual renewals after required fees are paid and the business remains in good standing. The Pennsylvania Department of Health must renew a permit unless it determines the applicant is unlikely to maintain effective control against diversion of medical cannabis and the applicant is unlikely to comply with all laws as prescribed under the Pennsylvania medical cannabis program. Story of PA CR, LLC holds two dispensary licenses and one cultivation/processing license.

The below table lists our Pennsylvania licenses:

Entity	Clinical Registrant Number	City	Expiration / Renewal Date	Description
Story of PA CR, LLC	CR-01-GP21-5101	Smithfield	03/01/2026	Medical Cultivation / Processor License
Story of PA CR, LLC	CR01-D21-2101	Scranton	03/01/2026	Medical License
Story of PA CR, LLC	CR01-D21-2101	Wayne	03/01/2026	Medical License
Story of PA CR, LLC	CR01-D21-2101	Cranberry Township	03/01/2026	Medical License
Story of PA CR, LLC	CR01-D21-2101	Monaca	03/01/2026	Medical License
Story of PA CR, LLC	CR01-D21-2101	Whitehall	03/01/2026	Medical License
Outstanding Securities
As of September 30, 2025, the Company had approximately 206.3 million fully diluted shares outstanding, including approximately 202.5 million shares of Class A common stock, approximately 0.1 million shares of Class B common stock, and approximately 3.7 million total unvested restricted stock awards and restricted stock units. Additionally, the Company had approximately 3.1 million warrants outstanding, which are excluded from the fully diluted calculation as they are out-of-the money based on the closing stock price of the shares of Class A common stock on the CSE on September 30, 2025 of $0.70 per share. As of September 30, 2025 there were also approximately 12.8 million stock options outstanding, of which 3.9 million are exercisable. Of those stock options that are exercisable and in-the-money, based on the closing stock price of the shares of Class A common stock on the CSE on September 30, 2025, there would be an additional dilutive effective of approximately 1.1 million shares, calculated using the treasury stock method.
The Securities We May Offer
We may offer up to $100,000,000 of Class A common stock, preferred stock, warrants, debt securities, subscription rights and units in one or more offerings and in any combination. This prospectus provides you with a general description of the securities we may offer. A prospectus supplement, which we will provide each time we offer securities, will describe the specific amounts, prices and terms of these securities.
Class A Common Stock
Holders of our Class A common stock are entitled to one vote for each share held. Holders of Class A common stock vote together with holders of Class B common stock, which are entitled to 1,000 votes for each share held. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or our certificate of incorporation. Our stockholders do not have the ability to cumulate votes for the election of directors. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, and any contractual limitations, the holders of our common stock will be entitled to receive dividends out of funds then legally available, if any, if our Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine. In the event of our liquidation, dissolution or winding up, holders of our Class A common stock and Class B common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Preferred Stock
Pursuant to our certificate of incorporation, our Board has the authority, without further action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Our Board may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series.
Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of our liquidation, dissolution or winding-up, voting rights and rights to convert into Class A common stock.
Warrants
We may issue warrants for the purchase of Class A common stock, preferred stock or debt securities. We may issue warrants independently or together with other securities.
Debt Securities
We may offer secured or unsecured obligations in the form of one or more series of senior or subordinated debt. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” The subordinated debt securities generally will be entitled to payment only after payment of our senior debt. Senior debt generally includes all debt for money borrowed by us, except debt that is stated in the instrument governing the terms of that debt to be not senior to, or to have the same rank in right of payment as, or to be expressly junior to, the subordinated debt securities. We may issue debt securities that are convertible into shares of our Class A common stock or preferred stock. We may also issue debt securities upon the exercise of warrants or subscription rights.
The terms of any debt securities and any related agreements or indentures will be described in a prospectus supplement to be filed in respect of such offering.
Subscription Rights
We may issue subscription rights to purchase our Class A common stock, preferred stock or debt securities. These subscription rights may be offered independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering.
Units
We may issue units comprised of one or more of the other classes of securities issued by us as described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit.

RISK FACTORS
An investment in our securities involves a high degree of risk. An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks and uncertainties discussed under “Part I—Item 1A—Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which is incorporated by reference into this prospectus, as updated by the risk factors described in any subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, each of which will be deemed to be incorporated by reference into this prospectus. Additional risks and uncertainties specific to a particular offering of securities under this prospectus may be described in the applicable prospectus supplement.
If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial condition, results of operations or prospects could be materially and adversely affected. In that case, the trading price of our Class A common stock may decline substantially, and you could lose all or part of your investment. The risks and uncertainties incorporated by reference or described in any prospectus supplement are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also adversely affect our business, financial condition, results of operations or prospects.
Summary of Risk Factors
Our business is subject to a number of risks and uncertainties of which you should be aware before making a decision to invest in our Class A common stock. This summary does not address all of the risks that we face. These risks include, among others, the following:
•volatility in the market price and limited liquidity of our Class A common stock;
•risks associated with the voting control exercised by holders of our Class B common stock;
•risks related to our ongoing share repurchase program;
•our ability to attract, retain and incentivize key personnel;
•our ability to continue to open new dispensaries and cultivation facilities as anticipated;
•the illegality of cannabis under U.S. federal law;
•uncertainty regarding future U.S. federal enforcement priorities;
•our ability to comply with state and federal regulations;
•restricted access to banking, payment processing and other financial services;
•constraints on marketing, labeling and product formats and risks related to our products;
•unfavorable U.S. federal income tax treatment under Section 280E;
•risks associated with potential future federal oversight, including by the FDA, DEA or other agencies;
•potential reputational harm or adverse changes in consumer perception;
•risks associated with acquisitions, dispositions and other strategic transactions;
•cybersecurity and other information technology risks;
•intense competition, commoditization and pricing pressure in the industry;
•general economic conditions, including inflation, unemployment levels and interest rates
◦political, macroeconomic and public health risks;

◦limited access to U.S. bankruptcy protections, which may adversely affect our ability to restructure or protect assets in a distress scenario.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, each prospectus supplement and the information incorporated by reference in this prospectus and each prospectus supplement contains both historical and forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and forward-looking information within the meaning of applicable Canadian securities legislation, that involve risks and uncertainties (collectively, “forward-looking statements”). We make forward-looking statements related to future expectations, estimates, and projections that are uncertain and often contain words such as, but not limited to, “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “should,” “target,” or other similar words or phrases. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and assumptions that are difficult to predict and that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in the section titled “Risk Factors,” in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K filed thereafter, and we urge readers to consider these risks and uncertainties in evaluating our forward-looking statements. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be additional risks, uncertainties, or factors that we have not identified or that we currently believe are immaterial, any of which could also cause actual results to differ materially. The forward-looking statements contained herein are based on certain key expectations and assumptions, including, but not limited to, receipt and/or maintenance of required licenses and success of our operations, competitive conditions, consumer demand, regulatory changes, access to financing, and general economic and market conditions. These statements are based on estimates prepared by us using data from publicly available governmental sources as well as from industry analysis and reflect management’s current beliefs, judgments, and expectations, which we believe to be reasonable. However, these assumptions are inherently uncertain and are subject to significant business, economic, regulatory, and competitive risks. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this document.
For more information regarding these and other uncertainties and factors that could cause our actual results to differ materially from what we have anticipated in our forward-looking statements or otherwise could materially adversely affect our business, financial condition or operating results, see the section entitled “Risk Factors” in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K filed after this prospectus. The risks and uncertainties described in our SEC filings are not exclusive and further information concerning us and our business, including factors that potentially could materially affect our financial results or condition, may emerge from time to time. We assume no obligation to update, amend or clarify forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

MARKET AND INDUSTRY DATA
This prospectus and the documents incorporated by reference herein contain statistical data and estimates regarding market and industry data. Unless otherwise indicated, information concerning our industry and the markets in which we operate, including market position, market opportunity and market size, reflect management’s estimates and judgments, based on management’s experience in the industry and markets in which we operate, together with currently available information obtained from various sources, including publicly available information, industry reports and publications, surveys, our customers, trade and business organizations and other contacts in the markets in which we operate. Certain information is based on management estimates, which have been derived from third-party sources, as well as data from our internal research, and are based on certain assumptions that we believe to be reasonable at the time made. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable; however, we make no representation as to the accuracy or completeness of such information. We have not independently verified any of the information from third-party sources nor have we ascertained the validity or accuracy of the underlying economic assumptions relied upon therein. Actual outcomes may vary materially from those forecast in the reports or publications referred to herein, and the prospect for material variation can be expected to increase as the length of the forecast period increases. Because this information involves a number of assumptions and limitations, you are cautioned not to give undue weight to these estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors” in our Annual Report on Form 10-K and in our other SEC filings incorporated by reference herein.
USE OF PROCEEDS
Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of securities offered pursuant to this prospectus for general corporate purposes, which may include working capital, capital expenditures, other corporate expenses and potential acquisitions of complementary products, technologies or businesses. We do not have any binding agreements or commitments for any specific acquisitions at this time. The timing and amount of our actual expenditures will be based on a variety of factors, including cash flows from operations and the anticipated growth of our business. As a result, unless otherwise indicated in the applicable prospectus supplement, our management will have broad discretion in the application of the net proceeds of the offerings. Pending such uses, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing instruments. Additional information regarding the risks associated with the application of the net proceeds will be included in the applicable prospectus supplement under the “Risk Factors” relating to the use of proceeds.

DESCRIPTION OF CAPITAL STOCK
General
The following is a summary of the rights of our common stock and preferred stock and certain provisions of our certificate of incorporation and bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, which documents are incorporated by reference to the registration statement of which this prospectus is a part, and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). We encourage you to read our certificate of incorporation and our bylaws for additional information.
Our authorized capital stock consists of 760,100,000 shares of capital stock, of which:
•750,000,000 shares are designated as Class A common stock, $0.001 par value per share;
•100,000 shares are designated as Class B common stock, $0.001 par value per share; and
•10,000,000 shares are designated as preferred stock, $0.001 par value per share.
As of September 30, 2025 there were 202,547,574 shares of Class A common stock issued and outstanding, 65,000 shares of Class B common stock issued and outstanding and no shares of our preferred stock outstanding.
Common Stock
Dividend Rights
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, and any contractual limitations, the holders of our common stock will be entitled to receive dividends out of funds then legally available, if any, if our Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine. If a dividend is paid in the form of Class A common stock or Class B common stock, then holders of Class A common stock shall receive Class A common stock and holders of Class B common stock shall receive Class B common stock.
Voting Rights
We have two classes of authorized common stock, Class A common stock and Class B common stock. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to 1,000 votes per share. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or our certificate of incorporation.
Delaware law could require holders of Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:
•if we were to seek to amend our certificate of incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and
•if we were to seek to amend our certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.
Our stockholders do not have the ability to cumulate votes for the election of directors. Except in respect of matters relating to the election of directors, or as otherwise provided in our certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of the election of directors, director candidates must be approved by a plurality of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors.

AGP Partners, LLC (“AGP”), which is controlled by Mr. Kurtin and Mr. Perullo, owns all of our Class B common stock. Including Class A common stock, this entity controls approximately 35% of the voting power. Mr. Kurtin is one of our founders and serves as our Executive Chairman and a Director our Board. Mr. Perullo is one of our founders, Interim Co-CEO, President, and a Director of our Board.
Conversion, Preemptive or Similar Rights
Each share of Class B common stock will automatically convert into one share of Class A common stock on the final conversion date, as defined in our certificate of incorporation. Each share of Class B common stock is also convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers described in our certificate of incorporation, including, without limitation, transfers for tax and estate planning purposes, so long as the transferring holder of Class B common stock continues to hold exclusive voting and dispositive power with respect to the shares transferred.
All shares of Class B common stock will convert automatically into Class A common stock on the date on which Mr. Kurtin or Mr. Perullo cease for any reason to own cumulatively at least 51% of the voting control of AGP.
Once converted into a share of Class A common stock, a converted share of Class B common stock will not be reissued. Following the conversion of all outstanding shares of Class B common stock, no further shares of Class B common stock will be issued.
Except as described above, holders of Class A common stock and Class B common stock will have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to Class A common stock or Class B common stock. The rights, preferences and privileges of the holders of Class A common stock and Class B common stock will be subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.
Right to Receive Liquidation Distributions
In the event of our liquidation, dissolution or winding up, holders of our Class A common stock and Class B common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.
Identical Treatment of Common Stock in Change of Control Transaction
In the event of any change of control transaction, shares of our Class A common stock and Class B common stock shall be treated equally, ratably and identically, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Company, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
Fully Paid and Non-Assessable
All of the outstanding shares of our common stock are, and any shares of our Class A common stock to be issued pursuant to this prospectus will be, fully paid and non-assessable.

Preferred Stock
No shares of our preferred stock are currently outstanding. Pursuant to our certificate of incorporation, our Board has the authority, without further action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Our Board may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying, deterring or preventing a change in control. Such issuance could have the effect of decreasing the market price of our common stock. Any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. We currently have no plans to issue any shares of preferred stock.
Warrants to Purchase Class A Common Stock
As of September 30, 2025, we had outstanding warrants to purchase Class A common stock as follows:

	Total Outstanding and Exercisable	Underlying Shares of Common Stock	Exercise Price per Share	Expiration Date
Historical Warrants(1)	1,250,000	1,250,000	$4.00	October 15, 2025
2022 Warrants	1,839,363	1,839,363	$3.10	June 30, 2026
_______________
(1)Subsequently expired in October 2025.
As of September 30, 2025, a total of 1,250,000 warrants that were issued prior to the Company’s IPO (the “Historical Warrants”) were outstanding and exercisable and subsequently expired in October 2025. In June 2022, the Company issued warrants to certain lenders as part of a debt financing transaction (the “2022 Warrants”), of which 1,839,363 were outstanding as of September 30, 2025.
Historical Warrants
The Historical Warrants were issued by Ascend Wellness Holdings, LLC and entitled holders to receive historical common units. In conjunction with the Conversion, the holders received warrants to acquire an equal number of Class A common stock.
Each Historical Warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $4.00 per share, subject to adjustment. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of the Class A common stock. The Historical Warrants were issued with an exercise period ranging from three to five years and expired at various dates ranging from June 22, 2023 through October 15, 2025, and of which none were exercised.
2022 Warrants
Each 2022 Warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $3.10 per share, subject to adjustment under a customary anti-dilution provision. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of the Class A common stock. The Company will have the option to require warrant holders to exercise the warrants if, after the first anniversary of the issuance, the 30 day volume weighted average price of the Company’s Class A common stock exceeds $6.50 per share. The 2022 Warrants were issued with an exercise period of four years and expire on June 30, 2026, or earlier upon redemption or liquidation.

Equity Awards
As of September 30, 2025, approximately 3.7 million shares of Class A common stock remained available for issuance under the Company’s 2021 stock incentive plan, as amended (the “ 2021 Equity Incentive Plan”). Total equity-based compensation associated with equity awards issued under the 2021 Equity Incentive Plan was approximately $1.9 million during the nine months ended September 30, 2025 and approximately $18.6 million during the fiscal year ended December 31, 2024.
As of September 30, 2025, approximately 0.2 million awards remained available for future issuance under the Company’s previous equity incentive plan (the “2020 Equity Incentive Plan”) that are no longer available for issuance following stockholder approval of the 2021 Equity Incentive Plan, which occurred in May 2022. The equity awards issued under the 2020 Equity Incentive Plan were fully vested as of September 30, 2025 and the Company did not incur any equity-based compensation expense associated with these awards during the nine months ended September 30, 2025 or during the fiscal year ended December 31, 2024.
Anti-Takeover Provisions in Our Certificate of Incorporation and Bylaws
Certain provisions of our certificate of incorporation and bylaws may have the effect of delaying, deferring or discouraging another person from attempting to acquire control of us. These provisions, which are summarized below, may discourage takeovers, coercive or otherwise. These provisions may also provide our Board with additional time to evaluate and respond to any such proposals.
Stockholder Action; Special Meeting of Stockholders. Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our certificate of incorporation provides otherwise. Our certificate of incorporation provides that our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. Our certificate of incorporation provides that special meetings of the stockholders may be called only upon a resolution approved by a majority of the total number of directors that we would have if there were no vacancies, the Chair of our Board, the Chief Executive Officer or the President. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws specify certain requirements regarding the form and content of a stockholder’s notice. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. Our bylaws also provide that nominations of persons for election to our Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the notice of meeting (i) by or at the direction of our Board or (ii) provided that our Board has determined that directors shall be elected at such meeting, by any stockholder who (a) is a stockholder of record both at the time the notice is delivered and on the record date for the determination of stockholders entitled to vote at the special meeting, (b) is entitled to vote at the meeting and upon such election and (c) complies with the notice procedures set forth in our bylaws. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No Cumulative Voting. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.
Additional Authorized Shares of Capital Stock. The additional shares of authorized common stock and preferred stock available for issuance under our certificate of incorporation, could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.
Issuance of Undesignated Preferred Stock. Our Board has the authority, without further action by our stockholders, to designate and issue shares of preferred stock with rights and preferences, including super voting, special approval, dividend or other rights or preferences on a discriminatory basis. The existence of authorized but unissued shares of undesignated preferred stock would enable our Board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.
Business Combinations with Interested Stockholders. We have elected in our certificate of incorporation to be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an interested stockholder (i.e., a person or group owning 15% or more of the corporation’s voting capital stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are subject to any anti-takeover effects of Section 203 of the DGCL.
Dual-class Stock Structure. Our certificate of incorporation provides for a dual-class common stock structure. As a result of this structure, our founders will have significant influence over all matters requiring stockholder approval, including the election of directors, amendments to our charter documents and significant corporate transactions, such as a merger or other sale of our company or its assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.
Choice of Forum
Our bylaws provide that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees to us or to our stockholders, (iii) any action asserting a claim arising pursuant to the DGCL or our certificate of incorporation or bylaws, (iv) any action to interpret apply, enforce or determine the validity of our certificate of incorporation or bylaws, or (v) any action asserting a claim governed by the internal affairs doctrine.
This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act, or the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction. Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.
The choice of forum provisions above may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees or could result in increased costs for a stockholder to bring a claim, both of which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
Transfer Agent and Registrar
The transfer agent for our Class A common stock is Odyssey Trust Company.

Market Listing
Our Class A common stock is listed on the CSE under the symbol “AAWH.U” and quoted on the OTCQX under the symbol “AAWH.”
DESCRIPTION OF WARRANTS
General
We may issue warrants for the purchase of our debt securities, preferred stock, Class A common stock or any combination thereof. Warrants may be issued independently or together with our debt securities, preferred stock, Class A common stock, subscription rights or any combination thereof and may be attached to or separate from any offered securities. If we choose to use a warrant agent, each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following is a summary of certain terms of the warrants and is qualified in its entirety by the applicable warrant agreement.. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.
Debt Warrants
The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of the debt warrants, including the following, where applicable:
•the title of the debt warrants;
•the offering price for the debt warrants, if any;
•the aggregate number of the debt warrants;
•the designation and terms of the debt securities, including any conversion rights, purchasable upon exercise of the debt warrants;
•if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;
•the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;
•the dates on which the right to exercise the debt warrants will commence and expire;
•if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;
•information with respect to book-entry procedures, if any;
•the currency or currency units in which the offering price, if any, and the exercise price are payable;
•if applicable, a discussion of material United States federal income tax considerations and material Canadian federal income tax consequences;
•the anti-dilution provisions of the debt warrants, if any;
•the procedures and terms for modifying or altering the debt warrants;
•the redemption or call provisions, if any, applicable to the debt warrants;
•any provisions with respect to the holder’s right to require us to repurchase the warrants upon a change in control or similar event; and
•any additional material terms of the debt warrants, including procedures, and limitations relating to the exchange, exercise and settlement of the debt warrants.

Equity Warrants
The prospectus supplement relating to a particular series of warrants to purchase our Class A common stock or preferred stock will describe the terms of the warrants, including the following, where applicable:
•the title of the warrants;
•the offering price for the warrants, if any;
•the aggregate number of warrants;
•the designation and terms of the Class A common stock or preferred stock that may be purchased upon exercise of the warrants;
•if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;
•if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;
•the number of shares of Class A common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;
•the dates on which the right to exercise the warrants shall commence and expire;
•if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•the currency or currency units in which the offering price, if any, and the exercise price are payable;
•if applicable, a discussion of material United States federal income tax considerations and material Canadian federal income tax consequences;
•the anti-dilution provisions of the equity warrants, if any;
•any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
•the redemption or call provisions, if any, applicable to the warrants;
•the procedures and terms for modifying or altering the warrants;
•any provisions with respect to the holder’s right to require us to repurchase the warrants upon a change in control or similar event; and
•any additional material terms of the warrants, including procedures, and limitations relating to the exchange, exercise and settlement of the warrants.
Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:
•in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or
•in the case of warrants to purchase Class A common stock or preferred stock, the right to receive dividends, if any; to receive payments upon our liquidation, dissolution or winding up; to receive notice as stockholders with respect to meetings of stockholders; or to exercise voting or consent rights, if any.
The descriptions of the warrants in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable warrants. These descriptions do not restate those warrants in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable warrants because they, and not the summaries, define your rights as holders of the warrants. For more information, please review the forms of the relevant warrants and warrant agreements, which will be filed by amendment or incorporated by reference in connection with the offering of warrants.

DESCRIPTION OF DEBT SECURITIES
Debt securities may be issued in one or more series under an indenture (the “Indenture”) to be entered into between the Company and one or more trustees that will be named in a prospectus supplement for a series of debt securities. To the extent applicable, the Indenture will be subject to and governed by the United States Trust Indenture Act of 1939, as amended. A copy of the form of the Indenture to be entered into has been or will be filed with the SEC as an exhibit to the registration statement of which this prospectus is a part and will be filed with the securities commissions or similar authorities in Canada when it is entered into. The Company may issue debt securities, separately or together, with Class A common stock, preferred stock, warrants or subscription right or any combination thereof, as the case may be.
The description of certain provisions of the Indenture in this section do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Indenture. The particular terms and provisions of a series of debt securities offered pursuant to this prospectus will be set forth in the applicable prospectus supplement, and the extent to which the general terms described in this section apply to such debt securities, will be set forth in the applicable prospectus supplement. This description may include, but may not be limited to, any of the following, if applicable:
•the title of the debt securities;
•the aggregate principal amount of the debt securities, and any limitations thereon;
•the date or dates, or the method by which such date or dates will be determined or extended, on which the principal of and premium, if any, on the debt securities is payable, and the portion (if less than all of the principal amount) of the debt securities to be payable upon declaration of acceleration of maturity;
•the rate or rates (whether fixed or variable) at which the debt securities will bear interest, if any, the date or dates from which any such interest will accrue and on which any such interest will be payable and the record dates for any interest payable on the debt securities ;
•the terms and conditions under which the Company may be obligated to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provisions or otherwise;
•the terms and conditions upon which the Company may redeem the debt securities, in whole or in part, at its option;
•the covenants applicable to the debt securities;
•the terms and conditions for any conversion or exchange of the debt securities for any other securities;
•the extent and manner, if any, to which payment on or in respect of the debt securities of the series will be senior or will be subordinated to the prior payment of other liabilities and obligations of the Company;
•whether the debt securities will be secured or unsecured;
•whether the debt securities will be issuable in the form of registered global securities (“Global Securities”), and, if so, the identity of the depositary for such registered Global Securities;
•the denominations in which debt securities will be issuable, if other than denominations of US$1,000 or integral multiples of US$1,000;
•each office or agency where payments on the debt securities will be made and each office or agency where the debt securities may be presented for registration of transfer or exchange;
•if other than United States dollars, the currency in which the debt securities are denominated or the currency in which we will make payments on the debt securities;
•material Canadian federal income tax consequences and United States federal income tax consequences of owning the debt securities;
•any index, formula or other method used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on the debt securities; and
•any other terms, conditions, rights or preferences of the debt securities which apply solely to the debt securities.

If the Company denominates the purchase price of any of the debt securities in a currency or currencies other than United States dollars or a non-United States dollar unit or units, or if the principal of and any premium and interest on any debt securities is payable in a currency or currencies other than United States dollars or a non-United States dollar unit or units, the Company will provide investors with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such non-United States dollar currency or currencies or non-United States dollar unit or units in the applicable prospectus supplement. Each series of debt securities may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary. The terms on which a series of debt securities may be convertible into or exchangeable for Class A common stock, preferred stock or other securities, will be described in the applicable prospectus supplement. These terms may include provisions as to whether conversion or exchange is mandatory, at the option of the holder, or at the option of the Company, and may include provisions pursuant to which the number of shares Class A common stock, preferred stock or other securities, to be received by the holders of such series of debt securities would be subject to adjustment. To the extent any debt securities are convertible into Class A common stock, preferred stock or other securities, prior to such conversion the holders of such debt securities will not have any of the rights of holders of the securities into which the debt securities are convertible, including the right to receive payments of dividends or the right to vote such underlying securities.
The Company may, from time to time, issue debt securities and incur additional indebtedness other than through the issuance of debt securities pursuant to this prospectus.
DESCRIPTION OF SUBSCRIPTION RIGHTS
We may issue subscription rights to purchase our Class A common stock, our other securities or any combination thereof. These subscription rights may be offered independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.
Subscription rights will be issued pursuant to one or more subscription right agreements, each to be entered into between us and an escrow agent, which will establish the terms and conditions of the subscription rights. Each escrow agent will be a financial institution organized under the laws of the United States or a state thereof or Canada or a province thereof and authorized to carry on business as a trustee. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference, any subscription right agreement describing the terms and conditions of subscription rights we are offering before the issuance of such subscription rights.
The prospectus supplement relating to any subscription rights we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following, as applicable:
•the price, if any, for the subscription rights;
•the exercise price payable for our Class A common stock or our other securities issuable upon the exercise of the subscription rights;
•the number of subscription rights to be issued to each stockholder;
•the number and terms of our Class A common stock or our other securities which may be purchased per each subscription right;
•the extent to which the subscription rights are transferable;
•any other material terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;
•whether the subscription rights are to be issued in registered form, “book-entry only” form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof
•the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities or an over-allotment privilege to the extent the securities are fully subscribed;
•if applicable, a discussion of material United States federal income tax considerations and material Canadian federal income tax consequences; and
•if applicable, the material terms of any standby underwriting or purchase arrangement which may be entered into by the Company in connection with the offering of subscription rights.
The descriptions of the subscription rights in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable subscription right agreements. These descriptions do not restate those subscription right agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable subscription right agreements because they, and not the summaries, define your rights as holders of the subscription rights. For more information, please review the forms of the relevant subscription right agreements, which will be filed by amendment or incorporated by reference in connection with the offering of subscription rights.
DESCRIPTION OF UNITS
We may issue units comprised of one or more of the other classes of securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The units may be issued under unit agreements to be entered into between us and a unit agent, as detailed in the prospectus supplement relating to the units being offered. Except as set forth in an applicable unit agreement, the unit itself does not confer rights independent of the underlying securities. The prospectus supplement will describe, as applicable:
•the designation and material terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;
•a description of the material terms of any unit agreement governing the units;
•a description of the provisions for the payment, settlement, transfer or exchange of the units;
•a discussion of material United States federal income tax considerations and material Canadian federal income tax consequences, if applicable; and
•whether the units, if issued as a separate security, will be issued in fully registered or global form.
The descriptions of the units in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable unit agreements. These descriptions do not restate those unit agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable unit agreements because they, and not the summaries, define your rights as holders of the units. For more information, please review the forms of the relevant unit agreements, which will be filed with each of the SEC and the relevant securities commissions or similar authorities in Canada when it is entered into, promptly after the offering of units, and will be available as described in the section titled “Where You Can Find More Information.”

PLAN OF DISTRIBUTION
We may sell the securities offered through this prospectus (1) to or through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents, including ordinary brokerage transactions, block trades, placements, “at the market” transactions, put or call transactions or other transaction not involving market makers or established trading markets, (4) through a combination of any of these methods or (5) through any other methods described in a prospectus supplement. The securities may be distributed at a fixed price or prices, which may be changed, at prevailing market prices at the time of sale, prices related to the prevailing market prices, or negotiated prices. Any prospectus supplement will include, to the extent applicable, the following information:
•the terms of the offering;
•the names of any underwriters or agents;
•the name or names of any managing underwriter or underwriters;
•the purchase price of the securities;
•the net proceeds from the sale of the securities;
•any delayed delivery arrangements;
•any underwriting discounts, commissions and other items constituting underwriters’ compensation;
•any initial public offering price;
•any discounts or concessions allowed or reallowed or paid to dealers; and
•any commissions paid to agents.
We may engage in “at the market” offerings in an existing trading market in accordance with Rule 415(a)(4). Any “at the market” offering will be through an underwriter or underwriters acting as principal or agent for us. Any such arrangement will be described in the applicable prospectus supplement.
Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than two scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the second business day before the original issue date for your securities, you will be required to make alternative settlement arrangements to prevent a failed settlement.
We may issue to the holders of our Class A common stock, on a pro rata basis for no consideration, subscription rights to purchase shares of our Class A common stock or preferred stock. These subscription rights may or may not be transferable by stockholders. The applicable prospectus supplement will describe the specific terms of any offering of our common or preferred stock through the issuance of subscription rights, including the terms of the subscription rights offering, the terms, procedures and limitations relating to the exchange and exercise of the subscription rights and, if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of common or preferred stock through the issuance of subscription rights.
Sale through Underwriters or Dealers
If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, forward purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions.
Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The prospectus supplement will include the names of the principal underwriters, the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities, any overallotment option or stabilization arrangement, and the nature of any material relationship between an underwriter and us. We may agree to pay the underwriters a fee or commission for various services relating to the offering of any of our securities. Any such fee or commission will be paid out of our general corporate funds. We may use underwriters with whom we have a material relationship. We will describe in the applicable prospectus supplement, naming the underwriter, the nature of any such relationship.
Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities offered pursuant to this prospectus.
If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The prospectus supplement will include the names of the dealers and the terms of the transaction.
Direct Sales and Sales through Agents
We may sell the securities offered through this prospectus directly at such prices and upon such terms as agreed to by us and the purchaser. In this case, no underwriters or agents would be involved. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act. The terms of any such sales will be described in any required prospectus supplement.
Securities may also be sold through agents designated from time to time. Any required prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any fees or commissions payable to the agent by us. Unless otherwise indicated in such prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
Delayed Delivery Contracts
If the applicable prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the applicable prospectus supplement. The applicable prospectus supplement will describe the fee or commission payable for solicitation of those contracts.
Market Making, Stabilization and Other Transactions
Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market, except for our Class A common stock. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of such offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Accordingly, we cannot assure you that the securities will have a liquid trading market.
Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Rule 103 of Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. These transactions may be effected on any exchange or over-the-counter market or otherwise.
Derivative Transactions and Hedging
We, the underwriters or other agents may engage in derivative transactions involving our securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in our securities, hold or resell securities acquired and purchase options or futures on our securities and other derivative instruments with returns linked to or related to changes in the price of our securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of our securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use our securities that are purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.
Electronic Auctions
We may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system we will provide in an applicable prospectus supplement.
Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. For example, in the case of a debt security, the clearing spread could be indicated as a number of “basis points” above an index treasury note.
Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.
General Information
Agents, underwriters and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act or applicable Canadian securities laws. Agents, underwriters and dealers may engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon by Dorsey & Whitney LLP.
EXPERTS
The consolidated balance sheets of Ascend Wellness Holdings, Inc. as of December 31, 2024 and 2023, the related consolidated statement of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements incorporated by reference in this prospectus and in the registration statement of which this prospectus forms a part have been so incorporated in reliance on the report of Macias, Gini & O’Connell LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge on our website at www.awholdings.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.
We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the offering of the securities described in this prospectus. The registration statement, including the attached exhibits, contains additional information about us and our securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement from the SEC or its website. The registration statement and the documents referred to below under “Information Incorporated by Reference” are also available on our website, www.awholdings.com. Information contained on our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE
The SEC permits us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below that we have previously filed with the SEC (excluding any portions of any Form 8-K that are furnished under Item 2.02 or Item 7.01 or are otherwise not deemed “filed”):
•our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 13, 2025;
•our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 21, 2025;
•our Quarterly Reports on Form 10-Q, for the quarterly period ended March 31, 2025, filed with the SEC on May 12, 2025, for the quarterly period ended June 30, 2025, filed with the SEC on August 7, 2025, and for the quarterly period ended September 30, 2025, filed with the SEC on November 10, 2025; and
•our Current Reports on Form 8-K filed with the SEC on January 14, 2025, March 12, 2025, March 21, 2025, May 2, 2025, May 12, 2025, May 28, 2025, August 7, 2025, and November 10, 2025.
We also incorporate by reference all future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the termination of the offering, excluding, in each case, information deemed furnished and not filed, as discussed above.
Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.
Requests for such documents should be directed to:
Ascend Wellness Holdings, Inc.
44 Whippany Rd.
Suite 101
Morristown, NJ 07960
(646) 661-7600
Attention: Roman Nemchenko
You may also access the documents incorporated by reference in this prospectus through our website at www.awholdings.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

$100,000,000

Ascend Wellness Holdings, Inc.
Class A Common Stock
Preferred Stock
Warrants
Debt Securities
Subscription Rights
Units
__________________________
PROSPECTUS
December 19, 2025
__________________________

Part II
Information Not Required in Prospectus
Item 14. Other Expenses of Issuance and Distribution
The following table sets forth the estimated costs and expenses (other than the actual registration fee), other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the securities being registered

Securities and Exchange Commission registration fee		$13,810
Accounting fees and expenses			*
Legal fees and expenses			*
Transfer agent fees and expenses			*
Printing and miscellaneous expenses			*
Total	$		*
______________
*These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time. An estimate of the aggregate amount of these expenses will be reflected in the applicable prospectus supplement.
Item 15. Indemnification of Directors and Officers
Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that none of our directors shall be personally liable to us or to our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Our certificate of incorporation and bylaws provide indemnification for our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, subject to certain limited exceptions. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation and bylaws provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.
We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the laws of the State of Delaware in effect from time to time, subject to certain exceptions contained in those agreements.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 16. Exhibits

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date
1.1**	Form of Underwriting Agreement
4.1†	Ascend Wellness Holdings, Inc. 2021 Stock Incentive Plan	S-8	333-257780	4.2	July 9, 2021
4.2†	Ascend Wellness Holdings, Inc. 2021 Employee Stock Purchase Plan	S-8	333-257780	4.3	July 9, 2021
4.3	Specimen Stock Certificate evidencing the shares of common stock	S-1	333-254800	4.1	April 15, 2021
4.4	Form of Registration Rights Agreement	S-1	333-254800	4.2	April 23, 2021
4.5	Form of Indenture	S-3	333-268534	4.5	November 22, 2022
4.6**	Form of Debt Security
4.7**	Form of Warrant
4.8**	Form of Warrant Agreement
4.9**	Form of Subscription Agreement
4.10**	Form of Subscription Right Agreement
4.11**	Form of Unit
4.12	Form of Warrant Agreement between Ascend Wellness Holdings Inc. and each of the several lenders, dated June 30, 2022	10-Q	333-254800	4.5	August 15, 2022
4.13	Indenture dated July 16, 2024 by and between Ascend Wellness Holdings, Inc. and Odyssey Trust Company	8-K	333-254800	4.1	July 22, 2024
4.14	Guaranty dated July 16, 2024 by and between Chicago Alternative Health Center, LLC, HealthCentral, LLC, MOCA LLC, Revolution Cannabis-Barry, LLC, The Homecoming Group, LLC, Ascend Maryland, LLC, Ascend Mass, LLC, MassGrow, LLC, FPAW Michigan LLC, Ascend New Jersey, LLC, BCCO, LLC, Ohio Cannabis Clinic LLC, and Story of PA CR, LLC (collectively, the “Guarantors”)	8-K	333-254800	4.2	July 22, 2024
4.15
Pledge and Security Agreement dated July 16, 2024 by and between Ascend Wellness Holdings, Inc., and Revolution Cannabis-Barry, LLC, Chicago Alternative Health Center, LLC, MOCA LLC, Healthcentral, LLC, The Homecoming Group, LLC, Ascend Mass, LLC, Massgrow, LLC, FPAW Michigan, LLC, BCCO, LLC, Ohio Cannabis Clinic LLC, Ascend New Jersey, LLC, Story Of PA CR, LLC, Ascend Maryland, LLC, Ascend Mass, Inc., Ascend Illinois Holdings, LLC, Ascend Illinois, LLC, Massgrow, Inc., AWH Pennsylvania, LLC, FPAW Michigan 2, Inc., as the initial grantors (collectively, the “Initial Grantors”), and Odyssey Trust Company
		8-K	333-254800	4.3	July 22, 2024
4.16	First Supplemental Indenture dated January 13, 2025 by and between Ascend Wellness Holdings, Inc. and Odyssey Trust Company	8-K	333-254800	4.1	January 14, 2025
5.1*	Opinion of Dorsey & Whitney LLP

23.1*	Consent of Independent Registered Public Accounting Firm (Macias Gini & O’Connell LLP)
23.2*	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page to this registration statement on Form S-3)
25.1**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended
99.1*	Base Shelf Prospectus used in connection with the offering of securities in Canada pursuant to the multi-jurisdictional disclosure system
107*	Filing Fee Table
______________
*Filed herewith.
**To be filed by amendment or incorporated by reference in connection with the offering of the securities.
†Indicates management contract or compensatory plan, contract, or arrangement.

Item 17. Undertakings
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)[Reserved]
(5)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to the effective date.
(6)That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer and sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(d)The undersigned Registrant hereby undertakes that:
(i)for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e)The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York on December 19, 2025.

By:	/s/ Roman Nemchenko
Name:	Roman Nemchenko
Title:	Chief Financial Officer

Power of Attorney
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Sam Brill and Roman Nemchenko, and each of them singly, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Abner Kurtin	Executive Chairman and Director	December 19, 2025
Abner Kurtin

/s/ Samuel Brill	Chief Executive Officer and Director	December 19, 2025
Samuel Brill

/s/ Francis Perullo	President and Director	December 19, 2025
Francis Perullo

/s/ Roman Nemchenko	Chief Financial Officer	December 19, 2025
Roman Nemchenko

/s/ Scott Swid	Director	December 19, 2025
Scott Swid

/s/ Julie Francis	Director	December 19, 2025
Julie Francis

/s/ Joshua Gold	Director	December 19, 2025
Joshua Gold